Exhibit 10.7

AMENDED AND RESTATED OFFICE LEASE

AND SETTLEMENT AGREEMENT

KILROY CENTRE DEL MAR

KILROY REALTY, L.P.,

a Delaware limited partnership

as Landlord,

and

PEREGRINE SYSTEMS, INC.,

a Delaware corporation

as Tenant

BUILDING 2

TABLE OF CONTENTS

ARTICLE 1	PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1	Premises, Building, Project and Common Areas
1.2	Stipulation of Rentable Square Feet of Premises and Building

ARTICLE 2	LEASE TERM

ARTICLE 3	BASE RENT

ARTICLE 4	ADDITIONAL RENT
4.1	General Terms
4.2	Definitions of Key Terms Relating to Additional Rent
4.3	Allocation of Direct Expenses
4.4	Calculation and Payment of Additional Rent
4.5	Taxes and Other Charges for Which Tenant is Directly Responsible

ARTICLE 5	USE OF PREMISES
5.1	Permitted Use
5.2	Prohibited Uses
5.3	CC&R’s
5.4	Building Lobby

ARTICLE 6	SERVICES AND UTILITIES
6.1	Standard Tenant Services
6.2	Overstandard Tenant Use
6.3	Interruption of Use
6.4	Additional Services
6.5	Intentionally Omitted
6.6	Emergency Generator
6.7	Building Reconfiguration Costs
6.9	Abatement Event

ARTICLE 7	REPAIRS
7.1	Obligations
7.2	Tenant’s Failure to Comply

ARTICLE 8	ADDITIONS AND ALTERATIONS
8.1	Landlord’s Consent to Alterations
8.2	Manner of Construction
8.3	Payment for Improvements
8.4	Construction Insurance
8.5	Landlord’s Property

ARTICLE 9	COVENANT AGAINST LIENS

ARTICLE 10	INSURANCE
10.1	Indemnification and Waiver
10.2	Tenant’s Compliance with Landlord’s Fire and Casualty Insurance
10.3	Tenant’s Insurance
10.4	Fire and Casualty Insurance of Landlord
10.5	Form of Policies
10.6	Subrogation
10.7	Additional Insurance Obligations

ARTICLE 11	DAMAGE AND DESTRUCTION
11.1	Repair of Damage to Premises by Landlord
11.2	Landlord’s Option to Repair
11.3	Landlord’s Option to Repair
11.4	Waiver of Statutory Provisions
11.5	Damage Near End of Term

i

ARTICLE 12	NONWAIVER

ARTICLE 13	CONDEMNATION
13.1	Permanent Taking
13.2	Temporary Taking

ARTICLE 14	ASSIGNMENT AND SUBLETTING
14.1	Transfers
14.2	Landlord’s Consent
14.3	Transfer Premium
14.4	Landlord’s Option as to Subject Space
14.5	Effect of Transfer
14.6	Additional Transfers
14.7	Affiliated Transfers

ARTICLE I5	SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES
15.1	Surrender of Premises
15.2	Removal of Tenant Property by Tenant
15.3	Removal of Tenant’s Property by Landlord
15.4	Landlord’s Actions on Premises

ARTICLE 16	HOLDING OVER

ARTICLE 17	ESTOPPEL CERTIFICATES

ARTICLE 18	SUBORDINATION

ARTICLE 19	DEFAULTS; REMEDIES
19.1	Defaults
19.2	Remedies Upon Default
19.3	Sublessees of Tenant
19.4	Form of Payment After Default
19.5	Waiver of Default
19.6	Efforts to Relet

ARTICLE 20	COVENANT OF QUIET ENJOYMENT

ARTICLE 21	LETTER OF CREDIT

ARTICLE 22	ROOF RIGHTS

ARTICLE 23	SIGNAGE
23.1	General
23.2	Tenant’s Exterior Signage Rights
23.3	Tenant’s Interior Signage Rights

ARTICLE 24	COMPLIANCE WITH LAW

ARTICLE 25	LATE PAYMENTS

ARTICLE 26	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1	Landlord’s Cure
26.2	Tenant’s Reimbursement

ARTICLE 27	ENTRY BY LANDLORD

ARTICLE 28	TENANT PARKING

ARTICLE 29	MISCELLANEOUS PROVISIONS
29.1	Binding Effect
29.2	Modification of Lease/Memorandum of Lease
29.3	Transfer of Landlord’s Interest
29.4	Consents by the Parties

ii

29.5	Captions
29.6	Time of Essence
29.1	Partial Invalidity
29.8	No Warranty
29.9	Construction
29.10	Entire Agreement
29.11	Right to Lease
29.12	Force Majeute
29.13	Notices
29.14	Joint and Several
29.15	Authority
29.16	Governing Law
29.17	Submission of Lease
29.18	Brokers
29.19	Independent Covenants
29.20	Intentionally Omitted
29.21	Transportation Management
29.22	No Discrimination
29.23	Hazardous Material
29.24	Development of the Project
29.25	Landlord Exculpation
29.26	Waiver of Redemption by Tenant
29.27	Attorneys’ Fees
29.28	Communications and Computer Lines
29.29	No Air Rights
29.30	Counterparts
29.31	Confidentiality
29.32	Disclosures and Mutual Release
29.33	Central Security Office
29.34	Effectiveness

ARTICLE 30	SETTLEMENT OF LANDLORD CLAIMS
30.1	Landlord’s Allowed Claim
30.2	Release of Landlord
30.3	Waiver of 1542

EXHIBIT “A”	OUTLINE OF PREMISES
EXHIBIT “B”	INTENTIONALLY OMITTED
EXHIBIT “C”	INTENTIONALLY OMITTED
EXHIBIT “D”	RULES AND REGULATIONS
EXHIBIT “E”	FORM OF TENANT’S ESTOPPEL CERTIFICATE
EXHIBIT “F”	FORM OF RECOGNITION OF COVENANTS CONDITIONS AND RESTRICTIONS
EXHIBIT “G”	INTENTIONALLY OMITTED
EXHIBIT “H”	INTENTIONALLY OMITTED
EXHIBIT “I”	INTENTIONALLY OMITTED
EXHIBIT “J”	SIGNAGE CRITERIA
EXHIBIT “K”	FORM OF BILL, OF SALE, PERSONAL PROPERTY
EXHIBIT “L”	REMOVABLE PROPERTY
EXHIBIT “M”	FORM OF LETTER OF CREDIT
EXHIBIT “N”	FORM OF BILL OF SALE, FF&E

iii

KILROY CENTRE DEL MAR AMENDED AND RESTATED

OFFICE LEASE AND SETTLEMENT AGREEMENT

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Amended and Restated Office Lease and Settlement Agreement (the “Office Lease”) which pertains to the “Project,” as that term is defined in the Office Lease, to be known as “Kilroy Centre Del Mar”. This Summary and the Office Lease are collectively referred to herein as the “Lease”. Each reference in the Office Lease to any term of this Summary shall have the meaning set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)		DESCRIPTION

1.	Date:	For reference purposes only, April 1, 2003.

2.	Landlord:	KILROY REALTY, L.P., a Delaware limited partnership.

3.	Tenant:	PEREGRINE SYSTEMS, INC., a Delaware corporation.

4.	Premises (Article 1):

A total of 78,037 rentable (73,242 usable) square feet of space consisting of approximately 27,689 rentable (24,338 usable) square feet of space located on the first (lst) floor, approximately 24,375 rentable (23,653 usable) square feet of space located on the second (2nd) floor, and approximately 25,973 rentable (25,251 usable) square feet of space located on the third (3rd) floor of that certain office building located at 3611 Valley Centre Drive, San Diego, California 92130 (the “Building”), as generally depicted on Exhibit A attached hereto.

5.	Lease Term (Article 2):

The Lease Term for Tenant’s lease of the Premises shall be approximately eleven (11) years and eight (8) months commencing on the Effective Date and ending on April 30, 2013 (the “Lease Expiration Date”). The “Effective Date” shall be August 28, 2003.

6.	Initial Base Rent (Article 3):

????	????	????	????

Effective Date through April 30, 2004	$2,273,873.28	$189,489.44	$2.4282
May 1, 2004 through April 30, 2006	$2,421,675.88	$201,806.25	$2.5860
May 1, 2006 through April 30,2008	$2,579.083.37	$214,923.66	$2.7541
May 1, 2008 through April 30, 2010	$2,746,724.40	$228,893.70	$2.9331
May 1, 2010 through April 30, 2012	$2,925,261.48	$243,771.79	$3.1238

1

7.	Additional Rent (Article 4):

	7.1	Base Year:	2000

	7.2	Tenant’s Share:	Approximately 60.18%.

8.	Letter of Credit:		See Article 21.

9.	Parking Privileges (Article 28):

Four and one-half (4 1/2) parking permits for every 1,000 usable square feet of the Premises as such square footage is specified in Section 4 of the Summary. Each permit shall entitle Tenant to utilize one (1) parking space on an unreserved basis in the Project parking facilities.

10.	Brokers (Section 29.18):		None.

11.	Address of Tenant:		See Section 29.13.

2

KILROY CENTRE DEL MAR

AMENDED AND RESTATED OFFICE LEASE

AND SETTLEMENT AGREEMENT

R E C I T A L S :

A.                                   This Amended and Restated Office Lease and Settlement Agreement (“Office Lease”), which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary are sometimes collectively referred to herein as the “Lease”), dated as of the date set forth in Section 1 of the Summary is made by and between KILROY REALTY, L.P., a Delaware limited partnership  (“Landlord”), and PEREGRINE SYSTEMS, INC., a Delaware corporation (“Tenant”).

B.                                     KR-Carmel Partners, LLC, a Delaware limited liability company (the “Original Landlord”), predecessor-in-interest to Landlord, and Tenant previously entered into that certain Office Lease dated June 9, 1999 (the “Original Lease”), as amended by that certain First Amendment to Office Lease  (Building 2) dated as of January 17, 2003 (the  “First Amendment”) (the Office Lease and the First Amendment are, collectively, the “Existing Lease”) for office premises consisting of the entirety of that certain office building located at 3611 Valley Centre Drive, San Diego, California 92130.  In addition to the Existing Lease, Original Landlord and Tenant were parties to four (4) other leases with respect to four (4) other buildings located at 3579 Valley Centre Drive (“Building 1 Lease”), 3661 Valley Centre Drive (“Building 3 Lease”), 3721 Valley Centre Drive (“Building 4 Lease”), and 3811 Valley Centre Drive (“Building 5 Lease”), all in San Diego, California 92130.

C.                                     On September 22, 2002, Tenant, as well as its wholly-owned subsidiary Peregrine Remedy, Inc., filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), commencing Tenant’s bankruptcy case, Case No. 02-12740 (the “Bankruptcy Case”).

D.                                    On September 23, 2002, Tenant Filed a motion seeking approval to reject the Building 1 Lease, the Building 3 Lease and the Building 4 Lease (the “Rejection Motion”). On September 24, 2002, the Bankruptcy Court entered its order, effective as of September 23, 2002, granting the Rejection Motion, provided no lessor timely filed an opposition. Landlord filed an opposition to Tenant’s rejection of the Building 1, 3 and 4 Leases. On January 17, 2003, Tenant and Landlord entered into that certain “Stipulated Agreement Regarding: (i) Lease Rejection, (ii) Ownership of Certain FF&E; and (iii) Waiver of Claims” (the “Stipulation”), pursuant to which the parties entered into an agreement regarding, among other things, (i) the rejection of the Building 1, 3 and 4 Leases; (ii) the modification of the Existing Lease and the Building 5 Lease to reflect, among other things, the modification in total space leased by Tenant, (iii) the disposition of certain personal property, and (iv) the waiver of Landlord’s administrative claims in respect of the Building 1, 3 and 4 Leases.  The parties also entered into various ancillary agreements effecting the terms of the Stipulation. On February 14, 2003, the Bankruptcy Court entered its Order Granting Debtors’ Motion for Order Approving Settlement (Related to Docket No. 16), pursuant to which it approved the Stipulation.

E.                                      On December 23, 2002, Landlord filed five (5) proofs of claim in Tenant’s bankruptcy case in respect of claims arising in connection with each of the potential rejection of the Existing Lease and the Building 5 Lease and the actual rejection of the Building 1, 3 and 4 Leases (collectively, the “Landlord Claims”), in the aggregate minimum amount of $27,953,497.85.  On March 14, 2003, Landlord amended the Landlord Claims alleging that, assuming section 502(b)(6) applies to limit the Landlord Claims, the Landlord Claims would be capped at a maximum amount of $30,467,462.00. Landlord has reserved the right to claim additional amounts arising in connection with each of the leases, including the right to assert that section 502(b)(6) does not, in any way, limit the Landlord Claims based upon Tenant’s alleged pre-petition misstatements of its financial condition. Tenant disputes the amounts alleged in the Landlord Claims.

F.                                      Landlord and Tenant desire to resolve the disputes between them concerning the Building 5 Lease and the Existing Lease and to amend and restate the terms of the Existing Lease in their entirety as set forth herein. Landlord and Tenant shall continue to perform all of their obligations set forth in the Existing Lease through the day immediately preceding August 28, 2003 (the “Effective Date”). Subject to the foregoing, effective from and after the Effective Date, this Lease amends and restates the Existing Lease in its entirety and supersedes the Existing Lease.

A G R E M E N T :

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1                                 Premises, Building, Project and Common Areas.

1.1.1                        The Premises. Upon and subject to the terms hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 4 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has approximately the number of rentable square feet as set forth in Section 4 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the Common Areas, as that term is defined in Section 1.1.3 below and the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2 below. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Existing Lease and therefore Tenant continues to accept the Premises in its presently existing, “as is” condition. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building, the “Adjacent Buildings,” as defined in Section 1.1.2, below, or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease.

1.1.2                        The Building and The Project.  The Premises are a part of the building set forth in Section 4 of the Summary (the “Building”). The Building is part of an office project known as “Kilroy Centre Del Mar.” The term “Project,” as used in this Lease, shall mean (i) the Building, the Adjacent Buildings and the “Common Areas,” as that term is defined in Section 1.1.3, below, and (ii) the land (which is or will be improved with landscaping, parking facilities and other improvements) upon which the Buildings and the Common Areas are to be located.  For purposes of this Lease, (A) the term “Building 1” shall mean that certain building with an address of 3579 Valley Centre Drive, (B) the term “Building 3” shall mean that certain building with an address of 3661 Valley Centre Drive, (C) the term “Building 4” shall mean that certain building with an address of 3721 Valley Centre, (D) the term “Building 5” shall mean that certain office building with an address of 3811 Valley Centre Drive, and (E) the term “Adjacent Buildings” shall mean, collectively, Building 1, Building 3, Building 4 and Building 5.

1.1.3                        Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Building and the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Building and the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Building and the Project, whether or not those areas are open to the general public (such areas, together with such other portions of the Project designated by Landlord, in its discretion, specifically including the “Central Security Office,” as that term is defined in

Section 29.33, below, and also including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the Project Common Areas and the Building Common Areas. The term “Project Common Areas,” as used in this Lease, shall mean the portion of the Project designated as such by Landlord. The Project Common Areas shall consist of all parking facilities, entrances and exits, driveways, exterior walkways, first-class landscaped and hardscaped areas which are generally consistent with the quality of landscaped and hardscaped areas of Comparable Buildings in existence as of the date of this Lease, open space areas and plazas on the real property comprising the Project. The term “Building Common Areas,” as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be in accordance with a standard which is not less than that customarily followed in the operation and maintenance of first class mid-rise office buildings located within the University Towne Center (i.e., the area from two (2) blocks to the North of La Jolla Village Drive to two (2) blocks to the South of La Jolla Village Drive between the I-5 and 1-805 freeways), Del Mar, Carmel Valley and Torrey Hills geographical areas, provided that Landlord shall manage, maintain and operate the same in a manner consistent with that of Comparable Buildings, and the use thereof shall be subject to such rules and regulations as Landlord reasonably may make from time to time. As used herein, “Comparable Buildings” shall mean the first class mid-rise office buildings (now existing or subsequently constructed) within the projects located within the University Towne Center, Del Mar, Carmel Valley and Torrey Hills geographical areas and having substantially similar characteristics to the Building pertaining to size, accessibility, design, quality, amenities and tenancies. Landlord reserves the right to make alterations or additions to, or to change the location of, elements of the Project and the Common Areas, provided that if any such changes might affect Tenant’s use of the Premises (in other than an immaterial manner), Landlord obtains Tenant’s prior written approval of any such alterations, additions and changes and such alterations, additions and changes do not unreasonably interfere with Tenant’s access to the Premises. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Building and the parking facilities designated by Landlord for Tenant’s use twenty-four (24) hours per day, seven (7) days per week during the Lease Term.

1.2                                 Stipulation of Rentable Square Feet of Premises and Building.  For purposes of this Lease, the “rentable square feet” and “usable square feet” of the Premises shall be deemed as set forth in Section 4 of the Summary, and the “rentable square feet” of the Building shall be deemed as set forth in Section 4.2.9, below.

1.3                                 Fourth and Fifth Floor Premises.  Landlord and Tenant hereby acknowledge that as of the date of this Lease, Tenant is, and as of the Effective Date Tenant may be, in possession of all or a portion of fourth (4th) and fifth (5th) floors of the Building (such portion shall be referred to herein as the “4th and 5th Floor Premises”) pursuant to the terms and conditions of the Existing Lease. Tenant shall have up to sixty (60) days following the Effective Date to vacate and surrender exclusive possession of the 4th and 5th Floor Premises to Landlord in accordance with the removal and repair obligations set forth in the Existing Lease (or, to the extent that as of the Effective Date Tenant has not commenced the permitting process required for the construction and/or reconfiguration of the Premises in order to accommodate Tenant’s property and personnel from the 4th and 5th Floor Premises, Tenant shall have up to ninety (90) days) (the “Permitted Holdover Period”). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that throughout the Permitted Holdover Period, (i) the 4th and 5th Floor Premises shall be deemed to be a part of the Premises, (ii) the “Premises” shall consist of the entire Building, and (iii) the 4th and 5th Floor Premises shall be subject to all of the applicable provisions of this Lease, including, but not limited to the payment of “Base Rent” and “Additional Rent,” as those terms are defined in Articles 3 and 4, respectively, below; provided, however with respect to the payment of Base Rent, throughout the remainder of the Permitted Holdover Period, Tenant shall pay monthly installments of Base Rent for the entire Building in the amount of Three Hundred Fourteen Thousand Eight Hundred Eighty-Eight and 97/100 Dollars ($314,888.97) (i.e., $2.4282 per rentable square foot of the Building per month times 129,680 rentable square feet); provided further, however, with respect to the payment of Additional Rent, for purposes of calculating the amount of Tenant’s Share of Direct Expenses for the entire Building throughout the remainder of the Permitted Holdover Period, Tenant’s Share shall be equal to one hundred percent (100%).

ARTICLE 2

LEASE TERM; OPTION TERM

2.1                                 Initial Term.  The terms, covenants and conditions and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the “Least Term”) shall be as set forth in Section 5 of the Summary and shall commence on the Effective Date. The Lease Term shall terminate on April 30, 2012 (the “Lease Expiration Date”), unless this Lease is sooner terminated or extended as hereinafter provided.

2.2                                 Option to Extend.  Tenant shall have one (1) option to extend (the “Extension Option”) the Lease Term for a five (5) year period (the foregoing option term shall be referred to hereinafter sometimes as the “Extension Term”), by delivering a written notice of exercise to Landlord (“Extension Notice”) with respect to the Extension Term, which Extension Notice may not be delivered earlier than the date which is eighteen (18) months prior to the end of the initial Lease Term and may not be delivered later than the date which is thirty (30) days after the “Reminder Notice”. If Landlord has not received an Extension Notice by the date which is twelve (12) months prior to the end of the initial Lease Term, Landlord may provide written notice (“Reminder Notice”) to Tenant that the Extension Option will expire if Tenant fails to deliver the Extension Notice to Landlord within thirty (30) days after the date of such notice from Landlord. If Tenant fails to deliver the Extension Notice within said thirty (30) day period, Tenant shall be deemed to have waived its right to exercise such Extension Option. The parties acknowledge that Tenant’s Extension Option will not lapse until the date which is thirty (30) days after Landlord’s delivery of the Reminder Notice pursuant to this Section 2.2. The Extension Option shall apply to all space (and not a portion of the space) then leased by Tenant in the Building. Tenant may exercise the Extension Option only if this Lease is in full force and effect and there is no uncured Event of Default under this Lease, at the time of exercise of Such Extension Option and/or at the time of the commencement of the Extension Term, but Landlord shall have the right to waive such conditions herein. The rights of Tenant contained in this Section 2.2 shall be personal to the original Tenant named in the Summary (“Original Tenant”) and any Permitted Affiliate and may only be exercised by the Original Tenant or such Permitted Affiliate if Tenant’s or such Permitted Affiliate’s net worth and financial standing are, as of the date of Tenant’s Extension Notice, are no less than Tenant’s or such Permitted Affiliate’s net worth and financial standing as of the effective dale (the “Financial Standards”). The Base Rent during the Extension Term (“Extension Term Base Rent”) shall be an amount equal to the then “Fair Market Rental Value” of the Premises (as such term is defined in Section 2.2.5, below), as stated on a monthly basis and determined pursuant to this Section 2.2 as of the first (1st) day of the Extension Term (“Extension Term Commencement Date”); provided, however, the Base Year shall remain calendar year 2000 and in no event shall the Base Rent payable during the Extension Term for the Premises be less than the Base Rent payable during the period immediately preceding such Extension Term for the Premises and provided further that, on the first anniversary of the Extension Term Commencement Date, and on each subsequent anniversary thereof during such Extension Term, the then payable monthly Extension Term Base Rent shall be increased in accordance with market rate increases, as mutually agreed to by Landlord and Tenant or, if Landlord and Tenant cannot agree, as determined by the appraisal process described below. Upon receipt by Landlord of Tenant’s Extension Notice under this Section 2.2, above, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the Extension Term Base Rent which shall become effective as of the Extension Term Commencement Date. If Landlord and Tenant have not agreed upon the Extension Term Base Rent (including the annual market rate increases) on or before the “Withdrawal Date” (as that term is defined below), Tenant may elect to withdraw the Extension Notice thereby canceling Tenant’s exercise of the Extension Option. The term “Withdrawal Date” shall mean (i) if Landlord delivers the Reminder Notice prior to Tenant’s delivery of the Extension Notice, the date which is thirty (30) days after the date of the Reminder Notice, or (ii) if Landlord has not yet delivered a Reminder Notice at the time of Tenant’s delivery of the Extension Notice, the date which is the earlier of (1) the date which is eleven (11) months prior to the end of the initial Lease Term, or (2) the date which is sixty (60) days after the date of Tenant’s delivery of the Extension Notice. If Tenant fails to deliver written notice to Landlord so withdrawing the Extension Notice on or before the Withdrawal Date and if Landlord and Tenant have not agreed upon the Extension Term Base Rent (including the annual market rate increases) within sixty (60) days after the delivery of Tenant’s Extension Notice, the Extension Term Base Rent shall be determined as follows:

2.2.1                        Landlord and Tenant shall attempt to agree in good faith upon a single appraiser not later than the date (“Single Appraiser Date”) which is forty-five (45) days after delivery of Tenant’s Extension Notice. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint one appraiser not later than five (5) days after the deadline for selecting a single appraiser.  Landlord and Tenant shall each give written notice to the other as to the name of the appraiser it has selected, within five (5) days after the deadline for selecting a single appraiser.  Within ten (10) days thereafter, the two (2) appointed appraisers shall appoint a third appraiser.  All appraisers shall be independent from, and disinterested in, both Landlord and Tenant.

2.2.2                        The only tasks which the appraiser(s) shall perform shall be forming and reporting to Landlord and Tenant an opinion of the Fair Market Rental Value (including annual market rate increases) of the Premises for use in determining the Extension Term Base Rent.

2.2.3                        If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the Fair Market Rental Value of the Premises.  If both parties fail to appoint appraisers within the prescribed time periods, or if the two (2) appointed appraisers cannot agree on a third appraiser then either party shall have the right to apply to the presiding judge of the Superior Court of San Diego County for the appointment of an appraiser meeting the qualifications hereof to determine the Fair Market Rental Value of such Premises.

2.2.4                        Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of any single or third appraiser, if applicable. All appraisers so designated herein shall have at least ten (10) years’ experience in the appraisal of commercial properties similar to the Premises and Comparable Buildings and shall be members of professional organizations such as MAI or its equivalent.

2.2.5                        For the purpose of such appraisal and this subsection (e), the term “Fair Market Rental Value” shall mean the price that a ready and willing, non-equity, non-sublease tenant would pay as annual rent as of the Extension Term Commencement Date (taking into consideration the annual market rate increases specified in Section2.2.2, above) and a ready and willing landlord would accept on a non-sublease, non-renewal basis, at arm’s length, from creditworthy tenants (provided Tenant is then in compliance with the Financial Standards) for a five (5) year term for unencumbered “space comparable to the Premises” in Comparable Buildings. Such “space comparable to the Premises” shall mean office space of comparable size, with tenant improvements of substantially similar quality and layout as the Premises.  Fair Market Rental Value shall include or take into consideration any lease concessions offered by landlords in lease transactions from and after the date which is twelve (12) months prior to the Single Appraiser Date (the “Qualifying Period”) for space comparable to the Premises within such Comparable Buildings, including, without limitation, free rent, tenant improvement allowances or any other payments or concessions; however, Fair Market Rental Value shall also take into consideration (i) the market trend (i.e., all other factors being equal, comparable transactions entered into earlier in the Qualifying Period shall be accorded less weight than comparable transactions entered into later in the Qualifying Period), and (ii) the value in the market of the existing improvements in the Premises, as compared to the value in the market of the existing improvements in such space comparable to the Premises. Further, in calculating the Fair Market Rental Rate, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the Extension Term or the fact that comparable deals do or do not involve the payment of real estate brokerage commissions.  If there are less than two (2) lease transactions for “space comparable to the Premises,” as defined in this Section 2.2.5, entered into during the Qualifying Period, then the term “space comparable to the Premises” shall be expanded as necessary to allow appraiser(s) to consider lease transactions covering multiple floors in a building (but less than an entire building).

2.2.6                        If a single appraiser is chosen, then such appraiser shall determine the Fair Market Rental Value of the Premises.  Otherwise, the Fair Market Rental Value of the Premises shall be the arithmetic average of the two (2) appraisals which are closest in amount, and the third appraisal shall be disregarded.

2.2.7                        Landlord and Tenant shall instruct the appraiser(s), in writing, to complete their written determination of the Fair Market Rental Value not later than thirty

(30) days after their selection. If the Fair Market Rental Value has not been determined by such date, then the Fair Market Rental Value shall be determined thereafter, and if it has not been determined by the Extension Term Commencement Date, then Tenant shall continue to pay Landlord monthly installments of Base Rent in the amount applicable to the Premises immediately prior to the Extension Term Commencement Date until the Fair Market Rental Value is determined. When the Fair Market Rental Value of the Premises is determined, Landlord shall deliver notice thereof to Tenant, and Tenant shall pay to Landlord, within ten (10) days after receipt of such notice, the difference between the monthly installments ofBase Rent actually paid by Tenant to Landlord subsequent to the Extension Term Commencement Date and the new monthly installments of Base Rent which are determined to have been actually owing during such period in accordance with this Section 2.2, plus interest at the Interest Rate from the date the applicable monthly installments were due until such difference is actually paid.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 6 of the Summary, payable in equal monthly installments as set forth in Section 6 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any offset or deduction whatsoever except as otherwise expressly set forth in this Lease. Base Rent shall commence on the Effective Date. If any Rent payment date (including the Effective Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 (or 1/366 in a leap year) of the Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1                                 General Terms.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Building Direct Expenses,” as those terms are defined in Sections 4.2.9 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Building Direct Expenses applicable to the “Base Year” for such Building, as that term is defined in Section 4.2.1, below.  Further, in no event shall any decrease in Building Direct Expenses for such Building for any “Expense Year” for the Building as that term is defined in Section 4.2.6 below, below Building Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent for the Building or any credit against sums due under this Lease. It is the intent of Landlord and Tenant hereunder that Building Direct Expenses be calculated for the Building separately based on the Building Direct Expenses allocated to such Building. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are collectively referred to in this Lease as the “Additional Rent”, and the Base Rent and the Additional Rent are collectively referred to in this Lease as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which Survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4, and the obligation of Landlord to refund to Tenant any overpayment of Building Direct Expenses pursuant to Section 4.2 below, shall survive the expiration of the Lease Term.

4.2                                 Definitions of Key Terms Relating to Additional Rent. As used in this Article.4, the following terms shall have the meanings hereinafter set forth:

4.2.1                        “Base Year” shall mean the period set forth in Section 7.1 of the Summary.

4.2.2                        “Building Direct Expenses” shall mean “Building Operating Expenses” and “Building Tax Expenses,” as those terms are defined in Sections 4.2.3 and 4.2.4 below, respectively.

4.2.3                        “Building Operating Expenses” shall mean the portion of “Operating Expenses,” as that term is defined in Section 4.2.7 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.4                        “Building Tax Expenses” shall mean that portion of “Tax Expenses,” as that term is defined in Section 4.2.8 below, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1 below.

4.2.5                        “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.6                        “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.7                        “Operating Expenses” shall mean all expenses, costs and amounts which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities to the Project, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord; (iv) the cost of landscaping, relamping, and supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area (including any parking structures) repair, restoration, and maintenance; (vi) reasonable fees and other costs, including a five (5%) management fee, and the consulting, legal and accounting fees of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any on-site or off-site management office space for the Project (as described in Section 6.1.4 below) not to exceed 2,000 rentable square feet (which fair rental value for the purpose of determining the Direct Expenses for the Base Year and any subsequent Expense Years shall be the same rate per rentable square foot as the monthly fair market rental rate per rentable square foot charged by the landlords of the Comparable Buildings, but in no event less than the rental rate per rentable square foot utilized in calculating the Base Year Direct Expenses for the Building); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all non-executive persons reasonably engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the reasonable sharing of costs by the Project and the additional land and improvements subject to the CC&R’s (including, without limitation, any assessments and association dues under the CC&R’s); (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project including, but not limited to HVAC systems, electrical, plumbing and life-safety systems, elevators, any Project locker rooms and workout facilities; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs, roadways, driveways, and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) over the useful life as Landlord shall reasonably determine, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended, in good faith, to effect economies in the operation or maintenance of the Project, or any portion thereof, and only to the extent such anticipated economies exceed the cost of such item, (B) that are required to comply with present or anticipated conservation programs, (C) required by laws, ordinances or regulations enacted after the date permits for the construction of the Building were obtained, (D) that are made in connection with the “Project Reconfiguration,” as that term is set forth in Section 6.8, below, and (E) includable in Operating Expenses pursuant to consistently applied and sound accounting and management principles (including, but not limited to, the repair, resurfacing and replacement of parking lots and Project roadways and driveways); provided, however, that any capital expenditure shall be amortized (including interest at the greater of ten percent (10%) or the amortized cost at Landlord’s actual cost of funds) over its useful life as Landlord shall reasonably determine; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, of other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.8 below. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)                                  non-cash items such as deductions for depreciation and amortization of the initial costs of the construction of the Building and the Building Systems and Equipment;

(b)                                 costs, including marketing costs, legal fees, space planners’ fees, and brokerage fees incurred in connection with the original or future leasing of the Project, and costs, including permit, license and inspection costs and allowances and other concessions, incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant leasable space for tenants or other occupants (or prospective tenants or occupants) of the Project;

(c)                                  except as set forth in items (v), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(d)                                 costs for which Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier (or if Landlord fails to carry the insurance required to be carried by Landlord pursuant to Section 10.4 below, costs which would have been covered by insurance had Landlord obtained the coverage required to be carried under this Lease) or by the “Association” under the CC&R’s or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(e)                                  any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(f)                                    costs associated with the operation of the business of the partnership or entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes Landlord including costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(g)                                 the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project, or the wages and/or benefits attributable to personnel above the level of asset manager;

(h)                                 amount paid as ground rental for the Project by Landlord;

(i)                                     any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, provided that any compensation paid to any concierge at the Project and any compensation paid regarding parking operations shall be includable as an Operating Expense;

(j)                                     rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project, or during periods when the systems or equipment is being repaired;

(k)                                  all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(1)                                  costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(m)                               any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(n)                                 costs incurred to comply with laws or otherwise relating to the removal or abatement of hazardous material in the soil and costs incurred to comply with laws or otherwise relating to the removal or abatement of hazardous material in the Building or any Common Area improvements except where such removal or abatement in the Building or Common Area improvements in required to be performed during the Lease Term by laws not in effect as of April 1. 2003;

(o)                                 costs arising from Landlord’s charitable or political contributions;

(p)                                 expenses directly resulting from the active or gross negligence of Landlord, its agents, servants or employees;

(q)                                 rental for any space in the Building set aside for conference facilities, storage facilities or exercise facilities;

(r)                                    the amounts of any payments by Landlord or to its affiliates for goods or services in the Project in excess of a competitive (but not necessarily the lowest) rate;

(s)                                  costs (not including Tax Expenses), incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, consultant’s, attorneys’ and accountant’s fees, closing costs, title insurance premiums, transfer taxes and interest charges;

(t)                                    intentionally omitted;

(u)                                 intentionally omitted; and

(v)                                 assessments, charges, and dues under the CC&R’s which would result in a duplicative charge to Tenant or a charge which is otherwise precluded under this Section 4.2.7 or other provisions of this Lease including without limitation (1) any expense, cost or charge which would be duplicative of a charge for which Tenant already is responsible under this Lease; (2) any expense for property management which would be duplicative of a charge for which Tenant already is responsible under this Lease; (3) special assessments levied under the CC&R’s which would be precluded by subsection 4.2.7(c) above; and (4) any expense precluded by Section 5.3 below.

There shall be deducted from Operating Expenses the following items in the year in which they are applicable: (i) insurance and condemnation proceeds to the extent that such proceeds relate to costs and expenses previously included in Operating Expenses, (ii) all other funds recovered from any tenant of the Building, contractors, or other parties as payment for expenses which were previously included in Operating Expenses, other than tenants’ contributions for their proportionate share of Operating Expenses, and (iii) all funds available through the CC&R’s which were previously included in Operating Expenses. Operating Expenses shall reflect reductions for cash discounts and trade discounts taken by Landlord.

If Landlord does not carry a form of insurance coverage (e.g., earthquake insurance) for the Building during any part of the Base Year but subsequently obtains such insurance for the Building during the Lease Term, then from and after the date upon which Landlord obtains such insurance coverage and continuing throughout the period during which Landlord maintains such insurance. Operating Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord reasonably estimates it would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance was maintained by Landlord during such subsequent calendar year. Conversely, if Landlord carries a form of insurance coverage (e.g., earthquake insurance) for the Building during any part of the Bass Year but subsequently no longer carries such form of insurance coverage, then from and after the date upon which Landlord no longer carries such insurance coverage and continuing throughout the period during which Landlord no longer maintains such insurance coverage, Operating Expenses for the Base Year shall be deemed to be decreased by the amount of premium Landlord incurred for such insurance for the same period of time during the Base Year as such insurance was no longer maintained by Landlord during such subsequent calendar year.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, then Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not at least ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been paid had such Building been ninety-five percent (95%) occupied; and the amount reasonably so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.8                        Taxes.

4.2.8.1               “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.  Tax Expenses for the Base Year of the Lease Term for the Building (and the underlying land for the tax parcel) shall be calculated as if the value of such Building, the Base, Shell and Core of such Building and the Tenant Improvements thereto and related improvements to the Common Area as reasonably allocated to such Building were fully assessed. With respect to Tenant Improvements in each Building, such Tax Expenses shall be calculated to include the actual “soft” and “hard” costs of such improvements.

4.2.8.2               Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income From the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax or business license tax with respect to the receipt of or measured by the amount of such rent, or upon or with respect to the possession, leasing, Operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.8.3               Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the terms of this Lease.  Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and State income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.8.4               If in any Expense Year subsequent to the Base Year (the “Adjustment Year”), the amount of Tax Expenses decreases below the amount of Tax Expenses for the Base Year as a result of a Proposition 8 reduction, then for purposes of all subsequent Expense Years, including the Expense Year in which such decrease in Tax Expenses occurs, the Building Direct Expenses for the Base Year shall be decreased by an amount equal to such decrease in assessed value or direct assessments, as applicable, in the Adjustment Year. Conversely, if the Tax Expenses thereafter are decreased by a lesser amount during any comparison year subsequent to the Adjustment Year (the “Readjustment Year”) as a result of Landlord’s failure to secure a Proposition 8 reduction which is greater than or equal to the Proposition 8 reduction secured during the Adjustment Year, then for purposes of all subsequent comparison years, including the comparison year in which such lesser decrease in Tax Expenses occurs, the Building Direct Expenses for the Base Year shall only be decreased by an amount equal to the decrease in assessed value or direct assessments, as applicable, during such Readjustment Year which resulted from Landlord’s failure to secure a Proposition 8 reduction greater than or equal to the Proposition 8 reduction secured during the Adjustment Year; provided that any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Building Direct Expenses for purposes of this Lease. Landlord and Tenant acknowledge that this Section 4.2.8.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.8.1 through 4.2.8.3. above and Section 4.4.4 below. Notwithstanding the foregoing, in the event that the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, and such Reassessment results in a decrease in Tax Expenses, the component of Tax Expenses for the Base Year which is attributable to the assessed value of the Project under Proposition 13 prior to the Reassessment (without taking into account any Proposition 8 reductions) shall be reduced for the purposes of comparison to all subsequent Expense Years (commencing with the Expense Year for which the Reassessment is first attributable) to an amount equal to the real estate taxes based Upon such Reassessment.

4.2.9                        “Tenant’s Share” shall equal the percentage set forth in Section 7.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises, as set forth in Section 4 of the Summary, by 100, and dividing the product by the 129,680 rentable square feet in the Building.

4.3                                 Allocation of Direct Expenses.

4.3.1                        Method of Allocation. The parties acknowledge that the Building will be a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared among the tenants of the Building and the tenants of the Adjacent Buildings in the Project. Direct Expenses shall also include cost and expenses (or assessments charged in connection therewith) to maintain, repair and operate additional common areas (including parking areas and landscape areas) westerly of the Project, and also subject to the CC&R’s, and allocated to the Building and Adjacent Buildings. Such allocation shall be made in accordance with the CC&R’s; provided, however, that to the extent such allocation is not addressed in the CC&R’s, Landlord shall, in Landlord’s reasonable judgment, determine which Direct Expenses are properly allocable to an individual building (because the expense applies to only such building) and which Direct Expenses shall be allocable to tenants of more than one (1) building (in which case Building Direct Expenses shall include those expenses so allocated to the Building based upon the relative square footages of the affected buildings). Such portion of Direct Expenses allocated to Tenant shall include (i) Tenant’s Share of all Direct Expenses attributable solely to the Building, and (ii) Tenant’s Share of all Direct Expenses attributable to the Project Common Areas (as opposed to Direct Expenses which are solely and directly attributable to any other building in the Project).

4.3.2                        Cost Pools. Notwithstanding anything to the contrary contained herein, Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”), in Landlord’s reasonable judgment. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.

4.4                                 Calculation and Payment of Additional Rent.  If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Building Direct Expenses for such Expense Year exceeds Tenant’s Share of Building Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1                        Statement of Estimated Building Direct Expenses.  By May 1 of each year, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Building Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Building Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Building Direct Expenses for the Base Year.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary but Landlord shall not do so more than twice during any Expense Year.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the next to last sentence of this Section 4.4.1).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12th) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted and sound accounting and management practices, consistently applied.

4.4.2                        Statement of Actual Building Direct Expenses and Payment by Tenant.  In addition, Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year for the Building, and which shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. In addition, Landlord shall, within ten (10) days after written request from Tenant, distribute (or if Landlord does not control the Association, request the Association to distribute) to Tenant a copy of (1) the budget, notice and summary prepared pursuant to

Section 3.3 of the CC&R’s and (2) the accounting prepared pursuant to Section 3.6(c) of the CC&R’s. The failure of Landlord to timely furnish the Statement, or any other information required under this Section 4.4.2, for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Building Direct Expenses for the Expense Year in which this Lease terminates, if an Excess if present, Tenant shall pay to Landlord such amount within thirty (30) days, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.2 shall survive the expiration or earlier termination of the Lease Term.

4.4.3                        Tenant’s Audit Right.  Within six (6) months after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, at Tenant’s sole cost and expense subject to reimbursement, as provided for herein and after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default in the payment of Bast Rent or Building Direct Expenses after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall execute a confidentiality agreement, in a form reasonably acceptable to Landlord in Landlord’s reasonable discretion sole discretion, to maintain all information contained in Landlord’s records in strict confidence.  Landlord shall cooperate with Tenant in obtaining all necessary or appropriate information from the Association.  Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement by written notice to Landlord within thirty (30) days after the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made by an independent certified public accountant selected by Landlord and reasonably approved by Tenant who is a member of a nationally or regionally recognized accounting firm.  Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. If such certification by the accountant proves that the Building Direct Expenses set forth in the Statement were (i) overstated by less than four percent (4%), then the cost of the accountant and the cost of such certification shall be paid for by Tenant, (ii) overstated by four percent (4%) or more but less than six percent (6%), then the cost of the accountant and the cost of certification shall be split evenly between Landlord and Tenant, or (iii) overstated by six percent (6%) or more, then the cost of the accountant and the cost of such certification shall be paid for by Landlord.  Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the ease may be, to each other, as are determined to be owing pursuant to such certification.

4.4.4                        Intentionally Omitted.

4.5                                 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1                        Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2                        If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the “Tenant Improvement Allowance,” as that term is used in Section 2.1 of the Tenant Work Letter attached to the Original Lease, actually used to build-out the Premises then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3                        Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facilities; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

ARTICLE 5

USE OF PREMISES

5.1                                 Permitted Use.  Tenant shall use the Premises for office, software development, training, research and development, storage, distribution and other lawful uses permitted under the CC&R’s (as defined below) and the Project’s permitted zoning and for no other purpose or purposes whatsoever without Landlord’s consent, which may be withheld in Landlord’s sole discretion.

5.2                                 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses (as opposed to Tenant’s employee cafeteria); (vi) communications firms such as radio and/or television stations, or (vii) any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D. attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall not do or permit anything to be done in or about the Premises which will obstruct or interfere with the rights of other tenants or occupants of the Buildings or Project, or injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause or maintain any nuisance in, on or about the Premises. Tenant shall not use or knowingly allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” (as that term is defined in Section 29.23 of this Lease); provided, however, Tenant may use commercially reasonable amounts of any Hazardous Material in accordance with the terms and conditions set forth in Section 29.23, below.

5.3                                 CC&R’s.  Tenant continues to acknowledge and agree that the Project is subject     to those certain covenants, conditions, and restrictions contained within that certain Agreement Between Landowners Including Covenants, Conditions and Restrictions and Grants of Easements for Carmel Center and Including Amendment and Restatement of Former Declaration and Termination of Prior Grants of Easements, recorded March 25, 2002 (the “Amended CC&R’s”), including the Site Plan attached thereto as Exhibit A, and the Carmel Center Parking Management Plan attached thereto as Exhibit D (the “CC&R’s Parking Plan”).  In addition, Tenant acknowledges that the Project may be subject to any future covenants, conditions and restrictions (the “Future CC&R’s”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable, and Tenant agrees that the Lease, as hereby amended, shall be subject and subordinate to such Future CC&R’s. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the Future CC&R’s.

5.4                                 Building Lobby.  Tenant acknowledges and agrees that the lobby area located on the ground floor of the Building (the “Building Lobby”) is Building Common Area. Notwithstanding the foregoing, subject to the terms of this Section 5.4. Tenant shall have the right to use and maintain, throughout the Lease Term, Tenant’s current reception desk (which reception desk shall be staffed by no more than (2) individuals), located in the eastern portion of such Building Lobby, and that such reception desk shall be identified by a desk placard approved by Landlord, and staffed, used and maintained by Tenant in a first-class, professional manner. Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize the Building Lobby, and (ii) to install the “Building Directory,” as that term is defined in Section 23.3, below, and any other signage in the Building Lobby, for Landlord or any other tenant of the Building, as determined by Landlord, in Landlord’s sole and absolute discretion.

ARTICLE 6

SERVICES AND UTILITIES

6.1                                 Standard Tenant Services.  Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1                        Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) from Monday through Friday, during the period from 7:00 A.M. to 7:00 P.M. and on Saturday during the period from 9:00 A.M. to 1:00 P.M. (the “Building Hours”), except for the dates of observation of New Year’s Day, Presidents Day, Independence Day, Labor Day, Memorial Day, Thanksgiving Day, and Christmas Day and other nationally recognized holidays that are not nationally recognized as of the date of this Lease (collectively, the “Holidays”).  Notwithstanding the foregoing, Landlord shall change the Building Hours as requested by Tenant from time to time (but not more than two (2) times per calendar year) so long as (i) the total Building Hours for the weekly period (i.e., Monday through Sunday) do not exceed sixty-four (64) hours, (ii) Tenant leases the entire Premises, (iii) any such Building Hours so designated by Tenant for any day must be consecutive hours, and (iv) Tenant shall be responsible for any additional reasonable costs incurred by Landlord as a result of such change in hours requested by Tenant (which costs shall be payable as Additional Rent within thirty (30) days after Tenant’s receipt of invoice therefor).  Tenant shall be entitled to install as an Alteration dedicated heating, ventilation and air conditioning units (“Package Units”) within or serving the Premises at Tenant’s sole cost and expense (but not window units). The plans and specifications for any Package Units shall, as indicated in Article 8 below and the Tenant Work Letter (as applicable), be subject to Landlord’s reasonable approval and the electricity required to power such Package Units shall be included within the allotment set forth in Section 6.1.2 below and such electricity and any other utilities used by such Package Units shall be payable by Tenant in accordance with Section 6.2 below.  Tenant shall be solely responsible for maintenance and repair of the Package Units and such units shall be considered to be a fixture within the Premises and shall remain upon the Premises upon the expiration or earlier termination of Lease Term unless Landlord requires Tenant to remove such items upon expiration or earlier termination of this Lease pursuant to the provisions of Section 8.5 below.  Notwithstanding the foregoing, Tenant may remove any “Libert” or similar type HVAC units from the Premises at any time prior to expiration or earlier termination of the Lease Term provided that Tenant removes all associated wiring and cabling, repairs any damage resulting from such removal and restores the Premises to the condition prior to the placement of such unit(s), reasonable wear and tear excepted.

6.1.2                        Landlord shall provide adequate electrical wiring, facilities and power for connection to Tenant’s equipment, provided that the connected electrical load of such equipment does not exceed an average of four (4) watts per rentable square foot of the Premises during each of the Building Hours on a monthly basis (i.e., the total number of watts per rentable square foot allocable to such equipment during a given month divided by the number of Building Hours that occur during such given month shall not exceed four (4) watts per rentable square foot) and sufficient to provide an additional one point five (1.5) watts (per rentable square foot of thePremises during the Building Hours on a monthly basis) of connected electrical load for Tenant’s lighting fixtures. Any such electrical usage shall be subject to applicable laws and regulations.  Tenant shall bear the cost of replacement of any non-Building standard lamps, starters and ballasts for lighting fixtures within the Premises; replacement of any such Building standard items (as shown on the “Specifications,” as that term was defined in Section 2.3 of the Tenant Work Letter attached to the Original Lease) shall be included in Operating Expenses.

6.1.3                        Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4                        Landlord shall manage the Project and employ qualified property management personnel and maintenance personnel to operate and manage the Project in accordance with a standard which is not less than customarily observed in the operation and management of Comparable Buildings.

6.1.5                        Landlord shall provide janitorial services five (5) days per week except the date of observation of the Holidays, in and about the Building and window washing services in accordance with a standard which is not less than that customarily observed in other Comparable Buildings.

6.1.6                        Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours; Landlord shall have one elevator available at all other times, including Holidays.

6. 1.7                     Landlord shall provide security services to the Project and Building in a commercially reasonable manner.

6.1.8                        Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises. Any such security measures for the benefit of the Premises shall be provided by Tenant, at Tenant’s sole cost and expense. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems (collectively, “Building Systems and Equipment”).

6.2                                 Overstandard Tenant Use.

6.2.1                        In General.  Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, and subject to the terms of Section 29.28, below, Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises, without the prior written consent of Landlord. Landlord hereby acknowledges Tenant’s current use, as of April 1, 2003, of the Premises, does not constitute an over-standard use as set forth in this Section 6.2.1, and hereby approves Tenant’s current use of Tenant’s computers and data processing equipment located in the Premises.

6.2.2                        Tenant shall pay for all electricity attributable to its use of the entire Premises (including, without limitation, electricity required in order to provide HVAC to the Premises) and Tenant shall timely pay all charges for such service directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same. The actual cost of electricity provided to the Premises (including, without limitation, electricity required in order to provide HVAC to the Premises which Tenant shall be responsible for pursuant to the terms of

Section 6.2.3, below) shall, notwithstanding anything to the contrary contained in this Lease, not be included in Operating Expenses (including, without limitation, Operating Expenses for the Base Year) for the Building (except for electricity relating to the Common Areas, which shall be included in Operating Expenses (including, without limitation, Operating Expenses for the Base Year) and paid by Tenant as part of Building Direct Expenses).

6.2.3                        HVAC. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such HVAC pursuant to the terms of Section 6.1 of this Lease (i.e., in excess of sixty-four (64) hours in any week), Tenant shall not be required to give Landlord prior notice of Tenant’s desired use but rather Tenant may control its after-hours HVAC use from within the Premises. Landlord shall supply such after-hours HVAC to Tenant subject to Tenant’s payment to Landlord of an amount reasonably determined by Landlord to be directly attributable to increased wear and tear on existing Building Systems and Equipment caused by such after-hours use, any engineer’s over-time and a nominal amount attributable to overhead and accounting costs. Amounts payable by Tenant to Landlord for such use of additional HVAC shall be deemed Additional Rent hereunder and shall be paid within thirty (30) days after Tenant’s receipt of invoice therefor.

6.3                                 Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except for abatement as specifically provided in Section 6.8 below), or otherwise, for failure to furnish or delay in furnishing any service (including telephone, electrical and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or the Project after diligent and reasonable efforts to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except for abatement as specifically provided in Section 6.8 below), or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, except in any circumstances where the failure to furnish any such services or utilities arises out of or is a result of, Landlord’s sole or gross negligence or intentional misconduct (in which case Landlord shall be responsible to the extent such item is not covered by insurance required to be carried by Tenant under this Lease or actually carried by Tenant). Landlord shall be entitled to cooperate in a reasonable manner with the mandatory requirements of national, state or local governmental agencies or utilities suppliers in reducing the consumption of energy or other resources (including temporary stoppages in the supply of any utilities), and Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated (except as expressly provided in Section 6.8 below) by reason of such cooperation by Landlord.

6.4                                 Additional Services.  Landlord shall also provide any additional services which may be reasonably requested by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within fifteen (15) days after receipt of written notice from Landlord, the sum of all costs to Landlord of such additional services plus a reasonable administration fee.  Charges for any service for which Tenant is required to pay from time to time hereunder shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.  Tenant shall not be required to use Landlord for such any additional services; provided, however, that Landlord shall have the right to reasonably approve any other provider of such services should Tenant elect not to use Landlord for the providing of such services.  However, nothing in this Section 6.4 shall be construed as requiring Landlord to provide any such service which would, in Landlord’s reasonable judgment, result in the receipt by Landlord of amounts that would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended, or any successor section thereto.

6.5                                 Intentionally Omitted.

6.6                                 Emergency Generator.  Subject to Tenant’s compliance with all Applicable Laws, Landlord shall permit Tenant to maintain, at Tenant’s sole cost and expense, the above-ground emergency generator (as a Miscellaneous Common Area Item) previously installed by Tenant pursuant to the Existing Lease for Tenant’s use in the Premises (the “Emergency Generator”); provided, however, Tenant hereby acknowledges and agrees that promptly following the execution of this Lease, Tenant shall, at Tenant’s sole cost and expense, disconnect and/or remove all cabling, wiring, conduit and other such connections of the Emergency Generator, which cabling, wiring, conduit or other such connections are connected to any non-Premises portions of the Building, in accordance with the removal and repair requirements set forth in Section 8.5, below. Such Emergency Generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Building. Tenant shall be entitled to operate the Emergency Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Any repairs and maintenance of such Emergency Generator shall be the sole responsibility of Tenant. Upon the expiration or earlier termination of the Lease, Tenant may, at Tenant’s sole cost and expense, remove the Emergency Generator and all associated cabling and wiring and repair all damage resulting from such removal; provided, however, to the extent this Lease is terminated prior to the Lease Expiration date pursuant to Article 19 of this Lease, then, unless Landlord provides prior written notice to Tenant requiring Tenant to remove such Emergency Generator in accordance with the removal and repair obligations in Section 8.5, below, such Emergency Generator shall become the sole property of Landlord in accordance with the terms of Section 8.5, below. Landlord makes no representation or warranty with respect to the Emergency Generator or its suitability for use by Tenant and Article 10 of the Lease shall apply with respect to Tenant’s use, maintenance, repair and operation of the Emergency Generator.

6.7                                 Building Reconfiguration Costs.  Tenant acknowledges and agrees that Tenant shall pay the costs incurred by Landlord in connection with the reconfiguration of the Building, including, but not limited to: (i) the cost of installing submeters on each floor of the Building and in the Building Common Areas, as determined by Landlord, which submeters shall be for the use of monitoring Tenant’s utility usage in the Premises as well the utility usage by other tenants in the Building and of the Building Common Areas, (ii) the cost of reconfiguring and/or replacing the access control panels of the Building elevators, and (iii) the cost to replace all of the master locks and master keys in the Building (collectively, the “Building Reconfiguration Costs”). Tenant shall pay such Building Reconfiguration Costs to Landlord within thirty (30) days following Tenant’s receipt of an invoice which shall provide a reasonable description of such Building Reconfiguration Costs. To the extent practicable, (i) Landlord shall not, in connection with the performance of the work set forth in this Section 6.7, cause material interference with Tenant’s ongoing business operations in the Premises, (ii) Landlord shall only perform such work after prior written notice thereof to Tenant, and (iii) Landlord shall use commercially reasonable efforts to coordinate the work to be performed pursuant to this Section 6.7 with the work that Tenant is anticipating performing in the Premises in connection with the reduction of Tenant’s occupancy of the entire Building under the terms of the Existing Lease to the Premises set forth in this Lease.

6.8                                 Project Reconfiguration.  Landlord and Tenant hereby acknowledge and agree that due to the changing nature of the Project from a single-tenant Project to a multi-tenant Project, certain reconfigurations of the Common Areas are required.  Landlord shall implement the changes that are reasonably required in connection therewith (collectively, the “Project Reconfiguration”). All such costs incurred in connection with the Project Reconfiguration shall initially be paid for by Landlord, but shall be included as an Operating Expense under the terras of Section 4.2.7, above.

6.9                                 Abatement Event.  An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, whether directly or as a result of any failure to provide services or access to the Common Area of the Building in which the Premises are a part where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors.  Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises leased by

Tenant; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises for Tenant’s business purposes. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Direct Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after Landlord’s receipt of any Abatement Notice(s). If the Abatement Event is caused by the negligence or willful misconduct of Tenant, the Abatement described in this Section 6.8 shall not apply; however, Tenant may seek recovery from its business interruption insurance. Except as provided in Article 11 and Article 13, such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event.

ARTICLE 7

REPAIRS

7.1                                 Obligations.  Landlord shall maintain and repair any and all defects in the base, shell and core of the Building (the “Base, Shell and Core”), including, without limitation, the foundations, floor/ceiling slabs, structural portions of the roof (including the roof membrane), curtain wall, exterior glass, columns, beams, shafts, stairs, stairwells, and elevator cabs, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air conditioning systems of the Building (i.e., all of such systems except for distribution within the Premises, in which case (i) Landlord shall be responsible for repair of construction defects, (ii) with respect to design defects, that party that retained the consultant to design such distribution shall be responsible for repair of the defect and any additional costs incurred as a result of such defect (to the extent not covered by warranty or insurance), and (iii) Tenant shall be responsible for all other repairs and maintenance to interior of Premises), the exterior portions of the Building and the Common Areas. In addition, Landlord shall make repairs necessitated by the acts or omissions of Landlord or its respective agents, employees or contractors. Tenant shall, at Tenant’s own expense, keep the Premises and specifically all tenant improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, and in this regard, Tenant shall at Tenant’s own expense within a reasonable period of time but under the supervision and subject to the prior approval of Landlord with respect to any repairs for which a building permit is required, adequately repair all such damage thereto. Except with respect to the express maintenance and repair obligations of Tenant under this Lease, Landlord shall maintain and repair the Building and the Project (including the Common Areas) and replace or repair all damaged, broken, or worn fixtures and appurtenances, the cost of which shall be included in Operating Expenses (subject to the provisions of Article 4 above). Landlord may enter the Premises at all reasonable times upon reasonable prior notice to Tenant (except that no notice will be required in case of emergency) to make such repairs, alterations, improvements or additions to the Buildings or to the Project or to any equipment located in the Project as Landlord is obligated under this Lease or Landlord shall deem reasonably necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

7.2                                 Tenant’s Failure to Comply. If Tenant fails to make any repairs required of Tenant under this Lease, after written notice to Tenant and the expiration of a reasonable cure period, Landlord may (but need not) enter the Premises pursuant to Section 7.1 above to make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage (not to exceed five percent (5%)) of the cost thereof to compensate Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements within fifteen (15) days of being billed for same. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                                 Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent (as indicated in Section 29.4 below) shall not be unreasonably withheld by Landlord. However, Tenant may make (i) cosmetic changes to the finish work in the Premises, not requiring any structural or other substantial modifications to the Premises (e.g., voice/data cabling), without Landlord’s prior consent, (ii) cosmetic changes to the interior of any Tenant space within the Building  (e.g., changes to the carpet, wallcovering and paint)  and (iii) nonstructural changes to the interior of any Tenant space within the Building (such cosmetic and nonstructural changes to be referred to hereafter collectively as the “Acceptable Changes”) upon at least tan (10)days prior notice to Landlord but without Landlord’s prior consent provided (a) with respect to the changes described in Subsection 8.1(iii) above only, such changes do not cost in excess of Seventy-Five Thousand and No/100 Dollars ($75,000.00) for any one (l) job, (b) such Acceptable Changes do not affect the exterior appearance of the Building or Common Areas, the structural aspects of the Building, or any Building System or Equipment, and (c) Tenant shall perform such Acceptable Changes in a good and workmanlike manner and in conformance with any and all applicable federal, state, county or municipal laws, rules or regulations (collectively, “Applicable Laws”).  At any time Tenant proposes to make Alterations which require the consent of Landlord pursuant to this Section.8.1. Tenant’s notice regarding the proposed Alterations shall be provided together with plans and specifications for the Alterations, and Landlord shall approve or disapprove of the same within fifteen (15) days after Landlord’s receipt thereof.  The term “Alterations” does not refer to any tenant improvements installed pursuant to the Tenant Work Letter attached to the Original Lease.

8.2                                 Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord may reasonably require, including, but not limited to, the requirement that Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, provided Landlord imposed such removal requirement as a condition to consenting to such Alterations when they arc installed, and/or the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen approved by Landlord (which approval (as indicated in Section 29.4 below) shall not be unreasonably withheld or delayed). In any event, Tenant shall utilize subcontractors of Landlord’s selection to perform any and all work that may affect the Building Systems and Equipment, structural aspects of the Building, the Base Shell or Core or exterior appearance of the Building or Common Areas provided that (i) if such subcontractors are unwilling or unable to perform such work, Tenant may utilize the services of any other qualified subcontractor which normally and regularly performs similar work in comparable first-class, institutional quality, office buildings in the San Diego, California area, and (ii) Landlord shall cause such subcontractor selected by Landlord to charge Tenant for such work in an amount equal to the cost that a comparable, first-class, reputable and reliable subcontractor would have charged Tenant if selected pursuant to competitive bidding procedures (and if such subcontractor refuses to meet such pricing requirements, Landlord shall have the option to either pay the excess charges of such subcontractor or to permit Tenant to utilize any other qualified subcontractor which meets the requirements of Subsection 8.2(i) above).  Tenant shall construct such Alterations and perform such repairs in conformance with any and all Applicable Laws and pursuant to a valid building permit, issued by the City of San Diego, all in conformance with Landlord’s construction rules and regulations.  All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted in completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof by any other tenant of the Project, and so as not to obstruct the business of other tenants in the Project.  In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with California Civil Code Section 3093 or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations.

8.3                                 Payment for Improvements.  The cost of all Alterations shall be paid for by Tenant.  In the event Tenant orders any Alterations or repair work directly from Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable within fifteen (15) days of billing therefor, either periodically during construction in reasonable progress payments or upon the substantial completion of such work, at Landlord’s option.  Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work not to exceed three percent (3%) of such cost to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.  If Tenant does not order such work directly from Landlord, Tenant shall pay to Landlord a fee equal to one percent (1%) of the cost of such work and shall reimburse Landlord for Landlord’s reasonable out-of-pocket costs and expenses actually incurred in connection with review of such work; provided, however, that this sentence shall not apply to Acceptable Changes.

8.4                                 Construction Insurance.  In the event that Tenant makes any Alterations (other than work described in Subsections 8.1(i) and (ii) above). Tenant agrees to carry “Builder’s All Risk” insurance in a reasonable amount covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, if the cost of the Alteration exceeds One Hundred Thousand Dollars ($100,000.00), Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5                                 Landlord’s Property.  All Alterations, “Tenant Improvements,” as that term was defined in Section 2.1 of the Tenant Work Letter attached to the Original Lease, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; provided, however, Tenant may remove any fixtures, equipment and/or personal property owned by Tenant (including, without limitation, property that was purchased by Tenant pursuant to the terms of Section 2.2.10 of the Tenant Work Letter attached to the Original Lease), to the extent such property is expressly identified on Exhibit L, attached hereto (such identified property to be the “Removable Property”); provided, however, (i) Tenant shall repair any damage to the Premises and Building caused by any such removal, (ii) Tenant shall give Landlord at least ten (10) business days prior written notice before any such Removable Property shall be removed from the Premises, and (iii) during such ten (10)-day period, Landlord shall be given a reasonable opportunity to inspect the Removable Property and to make a first offer to Tenant to purchase all or a portion of such Removable Property. Furthermore, Landlord may require Tenant, at Tenant’s expense, to remove any Alterations, the rotunda previously constructed by Tenant pursuant to the terms of the Tenant Work Letter attached to the Original Lease, Tenant’s data center, Tenant’s engineering laboratory on the third (3rd) floor of the Building, and any item indicated as a “must remove” items on Exhibit L and to repair any damage to the Premises and Building caused by such removal; provided, however, that with regard to the Alterations {as opposed to the above-referenced rotunda, data center or engineering laboratory), Landlord shall give Tenant written notice concurrently with Landlord’s consent to such Alterations, and within ten (10) business days of Landlord’s receipt of notice of any Acceptable Changes, that Landlord would require such removal at the end of the Lease Term or following any earlier termination of this Lease.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of such Alterations or Tenant Improvements, Landlord may do so and may charge the actual cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from mechanics’ liens.  Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be promptly released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed by bond or otherwise on or before the date occurring thirty (30) days after notice of such lien is delivered by Landlord to Tenant (which thirty (30) day period shall be subject to reduction as provided in the next sentence below), Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duly to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall he deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant, However, if Landlord’s notice of such lien to Tenant indicates that Landlord is in escrow to sell or finance the Building or has an executed letter of intent to sell or a commitment letter to finance the Building (or a substantially similar document), Landlord may indicate in such notice that such thirty (30) day period shall be reduced to a period designated by Landlord which is not less than ten (10) business days.

ARTICLE 10

INSURANCE

10.1                           Indemnification and Waiver.  To the extent not prohibited by law, Landlord, its members, partners, subpartners and affiliates and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, any damage either to person or properly or resulting from the loss of use thereof, which damage is sustained by Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability, including without limitation court costs and reasonable attorneys’ fees (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises during the Lease Term, provided that the terms of the foregoing indemnity by Tenant shall not apply to the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees in connection with Landlord’s activities in the Project and Landlord shall indemnify, defend, protect and hold Tenant, its officers, directors, agents, servants and employees harmless from any such Claims (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2                           Tenant’s Compliance with Landlord’s Fire and Casuality Insurance.  Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3                           Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1                  Commercial/Comprehensive General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a comprehensive general liability endorsement with broad form covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate, or any combination of primary insurance and excess liability

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate, or any combination of primary insurance and excess liability

10.3.2                  Property Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, and (iii) all Other improvements, alterations and additions to die Premises.  Such insurance shall be written on a special form “all risk” basis, for the full replacement cost value, with a special theft form for the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include sprinkler leakage coverage.

10.3.3                  Worker’s Compensation and Employer’s Liability Insurance, with a waiver of subrogation endorsement, with minimum limits of $1,000,000 per employee and $ 1,000,000 per occurrence.

10.3.4                  Business Interruption, loss of income find extra expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings for up to one (l) year attributable to the risks outlined in Section 10.3.2 above; however, Tenant shall be entitled to self-insure the coverage described in this Section 10.3.4 only, in which case such self- insurance shall be deemed to contain all of the terms and conditions applicable to the coverage described in this Section 10.3.4 including, without limitation, a deemed waiver of subrogation and, consequently, Landlord shall be treated, for all purposes, as if Tenant had actually purchased such insurance from a third party.

10.3.5                  Comprehensive Automobile Liability Insurance covering all owned, hired, or non-owned vehicles with the following limits of liability:    One Million Dollars ($1,000,000.00) combined single limit for bodily injury and property damage.

10.4                           Fire and Casualty Insurance of Landlord.  Landlord shall maintain during the Lease Term and as an Operating Expense, a policy or policies of insurance insuring the Building and Project Common Areas and Landlord’s remaining interest in the Tenant Improvements and Alterations against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage.  Such coverage shall be in the amount of full replacement cost for the Building (including coverages for enforcement of Applicable Laws requiring the upgrading, demolition, reconstruction or replacement of any portion of the Building as the result of a covered loss) and other improvements and may include, at the option of Landlord, the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement for a period of one (1) year and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or any ground or underlying lessors of the Building.

10.5                           Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  All insurance shall be issued on an occurrence basis and shall be (i) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord. In addition, the insurance described in Section 10.3.1 above shall (a) name Landlord, and any other party reasonably specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance obtained by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord before the Effective Date and at least thirty (30) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the costs of it shall be paid to Landlord as Additional Rent within fifteen (15) days after delivery to Tenant of bills therefor. Tenant may satisfy the insurance coverage described in this Article. 10 through one or more blanket policies so long as such policies otherwise meet the requirements specified above.

10.6                           Subrogation.  Landlord and Tenant agree to have their respective insurance companies issuing property damage and loss of insurance and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby.  As long as such waivers of subrogation are contained in their respective insurance policies (or are deemed to be contained in any self-insurance maintained by Tenant pursuant to the provisions of Section 10.3.4 above), Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to the extent such loss or damage is insurable under such policies of insurance.

10.7                           Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord. Notwithstanding the foregoing, Landlord’s request shall only be considered reasonable if such increased amounts and any such other coverages are standard amounts and coverages for Comparable Buildings, and Landlord shall not increase amounts and require additional coverages during the first five (5) years of the Lease Term and thereafter not more often than one time in any five (5) year period.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1                           Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Building or other portion of the Project resulting from fire or any other casualty. If such Building or any Common Areas serving or providing access to such Building shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of such Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core of the Premises and the Common Areas prior to the casually, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord and reasonably approved by Tenant, provided that access to the Building shall not be materially impaired. Upon the occurrence of any damage to such Building, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s physical damage and property damage insurance required under Section 10.3 of this Lease (excluding, however, proceeds payable with respect to any damage to Tenant’s furniture, equipment and other personal property on the Premises), and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, plus the amount of insurance proceeds received by Landlord from Landlord’s insurance carrier to the extent allocable to damage of such Tenant Improvements and Alterations, the cost of such repairs shall be paid by Tenant to Landlord in reasonable progress payments as Landlord repairs the damage (provided that if any mortgage holder or deed of trust beneficiary so requires, Tenant shall deposit such cost of repairs with such mortgage holder or deed of trust beneficiary prior to the commencement of repair by Landlord of such injury or damage, in which case Tenant shall be entitled to interest on such funds to the extent permitted by such lender). In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors (subject to Tenant’s approval thereof, not to be unreasonable withheld or delayed (as indicated in Section 29.4 below)) to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Building or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Base Rent during the time and to the extent the Building is unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof for the conduct of Tenant’s business; provided, however, that if such damage is the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees or invitees, such abatement of Base Rent shall apply only to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as a part of Operating Expenses.

11.2                           Landlord’s Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Building; and instead terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Building, but Landlord may so elect only if (i) the Building shall be damaged by fire or other casualty or cause, and the damage is not fully covered, except for deductible amounts, by insurance policies required to be carried by Landlord under this Lease and (ii) Tenant is not willing to fund the amount of the shortfall in excess of deductible amounts.

11.3                           Landlord’s Option to Repair.  Notwithstanding the terms of Section 11.l of this Lease, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination with ninety (90) days after the date Landlord learns of the necessity for repairs as a result of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Building, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause and one or more of the following conditions is present: (i) the repair or restoration is reasonably estimated to cost more than sixty percent (60%) of the replacement cost of such Building, or (ii) repairs cannot reasonably be substantially completed within three hundred sixty (360) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums).

11.4                           Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, California Civil Code Sections 1932(2) and 1933(4), with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Buildings or the Project.

11.5                           Damage Near End of Term.  In the event that the Building is destroyed or damaged during the last twelve (12) months of the Lease Term and the repair or restoration is reasonably estimated to cost more than the “Threshold Level” (as that term is defined below), then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written termination notice to Tenant of the exercise of such option within thirty (30) days after Landlord learns of the necessity for repairs as the result of such damage or destruction, and, to the extent such damage or destruction was not caused as a result of the negligence or willful misconduct of Tenant or any of Tenant’s employees, agents, contractors, licensees or invitees and the repair of same is reasonably expected by Landlord to require more than three (3) months to complete, Tenant shall have the option to terminate this Lease by giving written termination notice to Landlord of the exercise of such option within thirty (30) days after Landlord learns of the necessity for repairs as the result of such damage or destruction. The term “Threshold Level” shall mean twenty percent (20%) of the replacement cost of the Building where the damage occurs during the period from the first day of the ninth (9th) month prior to the scheduled date of expiration of the Lease Term to the last day of the twelfth (I2th) month prior to the scheduled date of expiration of the Lease Term, fifteen percent (15%) of the replacement cost of the Building where the damage occurs during the period from the first day of the fifth (5th) month prior to the scheduled date of expiration of the Lease Term until the last day of the eighth (8th) month prior to the scheduled date of expiration of the Lease Term, and ten percent (10%) of the replacement cost of the Building where the damage occurs during the last four (4) months of the Lease Term. If either Landlord or Tenant exercises such option to terminate this Lease as provided above (i) this Lease shall cease and terminate as of the earlier of (1) the date ninety (90) days after the date of such notice, or (2) the expiration date of this Lease, (ii) Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and (iii) both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing. Additionally, no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

13.1                           Permanent Taking.  If more than twenty-five percent (25%) of the rentable square feet of the Premises or of the Building Common Area shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred twenty (120) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises or of the Building Common is taken, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred twenty (120) days after the date of such taking. Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to such Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination, or the date of. such taking, whichever shall first occur.  If any part of the Premises shall be taken, and this Lease is not terminated pursuant to this Section 13.1, the Rent shall be abated proportionately based on the percentage of the rentable square feet of the Building which is taken. Tenant hereby waives any and all rights it might otherwise have pursuant to California Code of Civil Procedure Section 1265.130.

13.2                           Temporary Taking.  Notwithstanding anything to the contrary contained in this Article 13. in the event of a temporary taking of all or any portion of the Premises for a period of one (1) year or less, then this Lease shall not terminate but the Base Rent shall be abated for the period of such taking for the number of rentable square feet of the Premises so taken. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                           Transfers.  Tenant shall not, without the prior written consent of Landlord, except as otherwise expressly provided herein, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Where Landlord’s consent to a proposed Transfer is required under this Article 14, if Tenant desires Landlord’s consent to any Transfer, Tenant shall notify landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) business days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the material terms of the proposed Transfer and the consideration therefor (including calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer), the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Landlord shall approve or disapprove of the proposed Transfer within fifteen (15) business days after Landlord’s receipt of the applicable Transfer Notice including all items required pursuant to the immediately preceding sentence. Where Landlord’s consent to a proposed Transfer is required under this Article 14, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under Section 19.1.2 of this Lease. Where Landlord’s consent to a proposed Transfer isrequired under this Article 14, whether or not Landlord consents to such proposed Transfer, for each proposed Transfer Tenant shall pay to Landlord a review and processing fee in an amount equal to $500.00 and any reasonable legal fees incurred by Landlord (which legal fees shall not exceed $1,000 per proposed Transfer during the Lease Term), upon request by Landlord.

14.2                           Landlord’s Consent. Where Landlord’s consent to a proposed Transfer is required under this Article 14, Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1                  The Transferee is of a character or reputation or engaged in a business which Landlord reasonably determines is not consistent with the quality of the Project as a first- class, institutional quality office project;

14.2.2                  The Transferee is either a governmental agency or instrumentality thereof which Landlord reasonably determines is not consistent with the quality of the Project as a first-class, institutional quality office project;

14.2.3                  The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.4                  The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5                  The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Transfer on the date consent is requested (provided, however, that this Section 14.2.5 shall only apply if the Transfer is for a full floor or more of the Building);

14.2.6                  The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease or bring an action against Landlord.

14.2.7                  The Transfer occurs during the period from the Effective Date until the earlier of (i) the fourth anniversary of the Effective Date or (ii) the date at least ninety-five percent (95%) of the rentable square feet of the Building is leased, and the rent charged by

Tenant to such Transferee during the term of such Transfer (the “Transferee’s Rent”), calculated using a present value analysis, is less than ninety-five percent (95%) of the rent being quoted by Landlord at the time of such Transfer for computable space in the Project for a comparable terra (the “Quoted Rent”), calculated using a present value analysis;

14.2.8                  The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.9                  Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice; or

14.2.10            The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2. or (ii) which would cause the proposed Transfer to be more favorable to Tenant than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding any contrary provisions of this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article, Tenant’s only remedies shall be to seek a declaratory judgment and/or injunctive relief and/or monetary damages, and Tenant waives the right to terminate this Lease as to all or any portion of the Premises.

14.3                           Transfer Premium.

14.3.1                  Definition of Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall, except as otherwise provided in this Article 14, pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee (the amount which may be so payable to Landlord may be referred to herein as the “Premium Base Amount”).  “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Landlord or Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions, reasonable attorneys’ and architectural fees and reasonable advertising costs incurred in connection with the Transfer, (iii) any Rent and Additional Rent paid by Tenant for the portion of the Premises transferred while such space is being actively marketed for sublease or assignment to the extent Tenant is not occupying such space, and (iv) any other out-of-pocket costs reasonably incurred by Tenant in connection with such Transfer (collectively, the “Subleasing Costs”), “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.3.2                  Payment of Transfer Premiums.  The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth (1/12th) of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section 14.3.2 during the twelve (12) months preceding each annual reconciliation exceed the amount of Transfer Premium determined on an annual basis and actually received by Tenant, then Landlord shall promptly refund the excess to Tenant. If Tenant has underpaid the Transfer Premium, as determined by such annual reconciliation. Tenant shall pay the amount of such deficiency to Landlord promptly, but in no event later than the next date for payment of Basic Rent hereunder. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be amortized on a slight-line basis over the term of the Transfer.

14.3.3                  Limitation on Amount and Timing.  Notwithstanding the foregoing provisions of this Section.14, Tenant shall have no obligation to pay, and shall not pay, any percentage of the foregoing Transfer Premium under this or any oilier section of this Lease in any calendar year, to the extent Tenant is advised by Landlord that such payment would exceed the sum of; (A) the maximum amount (if any) that can be paid to Landlord without causing Kilroy Realty Corporation, a Maryland corporation (“KRC”) to fail to meet the requirements of sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the “Code”) for such year determined as if (i) the payment of such amount did not constitute income described in sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), (ii) the payment of such amount resulted in all other amounts received by Landlord from Tenant pursuant to this Lease during such year failing to constitute Qualifying Income, and (iii) KRC had $1,000,000 of income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of KRC which was not Qualifying Income), in each case as determined by KRC’s independent accountants, and (B) the Premium Base Amount less the amounts paid under clause (A) in the event KRC receives and provides Tenant with a copy of a reasoned opinion from outside counsel or a ruling from the Internal Revenue Service (the “Premium Guidance”) indicating that Landlord’s receipt of the Premium Base Amount would constitute Qualifying Income and would not cause other amounts paid by Tenant to Landlord to fail to constitute Qualifying Income (the “RE1T Requirements”).  In the event that Landlord is not able to receive the full Premium Base Amount due to the above limitation, Tenant shall not pay any amounts in excess of such limit unless and until KRC receives (and delivers to Tenant) any one or combination of the following, once or more often:  (i) a letter from KRC’s independent accountants indicating the maximum amount that can be paid by Tenant to Landlord at that time without causing KRC to fail to meet the REIT Requirements (calculated as described above) or (ii) the Premium Guidance; in which event Tenant shall pay to Landlord the lesser of the unpaid Transfer Premium or the maximum amount stated in the letter referred to in (i) above. Tenant’s obligation to pay any unpaid portion of the Transfer Premium shall terminate on the December 31 following the date which is three (3) years after the date such payment would (without regard to the limitations in this subparagraph) have initially been due.  Any amounts paid shall first be applied to the Transfer Premium which is the oldest.  Tenant shall cooperate with Landlord and KRC and provide them with any information or documents that are necessary or helpful to Landlord or KRC in obtaining any Premium Guidance or in calculating the amount of any payment due hereunder.

14.4                           Landlord’s Option as to Subject Space.  Landlord shall have the option, by giving written notice (“Recapture Notice”) to Tenant within fifteen (15) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture shall cancel and terminate this Lease, with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than all of the rentable square feet within the Building, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Building, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to timely elect to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer with respect to any Transfer which such consent is required, Tenant shall be entitled to transfer the Subject Space to the proposed Transferee, subject to the provisions of this Article 14.

14.5                           Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times (but no more than one (1) time per calendar year) to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and, in addition, if understated by more than (a) two percent (2%), Tenant shall pay Landlord’s cost of such audit within thirty (30) days after demand, and (b) ten percent (10%), Landlord shall be entitled to interest on the understated amount at the rate of ten percent (10%) per annum from the date upon which the understated amount would have been paid if the Transfer Premium had been accurately determined in the first place to the date Tenant pays to Landlord in full such understated amounts; Landlord’s rights pursuant to the immediately preceding sentence shall constitute Landlord’s sole remedy for any understatement of the Transfer Premium (in the absence of fraud by Tenant).

14.6                           Additional Transfers.  For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners or members, or transfer of fifty percent (50%) or more of partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof, and (ii) except as otherwise provided in Section 14.7 below, if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7                           Affiliated Transfers.  Notwithstanding anything contained in this Lease to the contrary, an assignment, subletting or permitting the use of all or any portion of the Premises to or by a Permitted Affiliate (as defined below) of Tenant shall not be deemed a Transfer under this Article 14 and thus shall not be subject to (i) any requirement of obtaining Landlord’s consent thereto under this Article 14, (ii) Landlord’s right to receive fifty percent (50%) of any Transfer Premium in connection therewith under Section 14.3 or (iii) Landlord’s right to recapture the Premises under Section 14.4, provided that (a) Tenant notifies Landlord of such assignment or sublease and the identity of the Permitted Affiliate prior to the effective date thereof and promptly after request from Landlord supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease and/or such Permitted Affiliate; (b) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14, and (c) as of the date of such assignment, subletting or use, such Permitted Affiliate’s net worth and financial standing are no less than that of Tenant’s net worth and financial standing as of the Effective Date.  As used in this Section 14.7. “Permitted Affiliate” shall mean (1) any person, corporation or other entity which is controlled by, controls, or in common control with Tenant, or (2) any entity which merges with Tenant or acquires substantially all of Tenant’s stock or assets, and in either case of (1) or (2) above, such person, corporation or other entity has a net worth as of the effective date of the assignment or sublease at least equal to the net worth of Tenant as of the date of execution of this Lease.  “Control,” as used in this Section 14.7, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE 15

SURRENDER OF PREMISES;
REMOVAL OF TRADE FIXTURES

15.1                           Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to any portion of the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or any portion thereof or effect a termination or partial termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2                           Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, Alterations and Tenant Improvements which do not conform to the Specifications (provided Landlord conditioned its approval of their installation under Section 8.5 above upon Tenant’s removal of such Alterations or non-standard Tenant Improvements (as applicable) upon the expiration or earlier termination of this Lease), free- standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Building resulting from such removal. Tenant also shall comply with the provisions of Section 8.5 of this Lease. Notwithstanding the foregoing, with respect to Tenant’s cabling, Landlord shall have the option, exercisable by written notice to Tenant on or before the day which is thirty (30) days prior to the expiration or earlier termination of this Lease, to require Tenant to remove any or all of its cabling from the Premises and to repair any damage to the Premises resulting from such removal; provided, however, that if Landlord so requires Tenant to remove such cabling and if, within six (6) months after the date of expiration or earlier termination of this Lease, leasehold improvements within the Premises are demolished in a manner such that the amount expended to remove such cabling as a part of such demolition would have been less than the amount previously incurred by Tenant to remove such cabling, Landlord shall promptly rebate to Tenant the difference between the amount expended by Tenant to remove such cabling and the amount which would have been incurred by Landlord to remove such cabling as a part of the demolition process described herein.

15.3                           Removal of Tenant’s Property by Landlord.  Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within five (5) days after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with California Civil Code Sections 1980 through 1991 and California Code of Civil Procedure Section 1174, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time.

15.4                           Landlord’s Actions on Premises.  Excepting any claims for damages or other liability arising out of Landlord’s or its agents’ or its representatives’ gross negligence or willful misconduct, Tenant hereby waives, and releases Landlord from, all claims for damages or other liability in connection with Landlord’s or its agents’ or representatives’ reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one hundred and fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Notwithstanding the foregoing, Tenant shall have the one-time right, upon notice (the “Holdover Notice”) to Landlord not less than twelve (12) months prior to the expiration of the then Lease Term, to extend the Lease Term for a period of up to two (2) months (the “Permitted Holdover Term”), in which case the Rent payable by Tenant during such Permitted Holdover Term shall equal one hundred twenty-five percent (125%) of the Rent applicable during the last rental period of the Lease Term under this Lease for the first (1st) month of such Permitted Holdover Term and one hundred fifty percent (150%) for the second (2nd) months of such Permitted Holdover Term. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom; , provided Landlord promptly notified Tenant in writing of any lease or signed letter of intent for all or any portion of the Premises.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within fifteen (15) days following a request in writing by either party to the other, but in no event more frequently than three (3) times in any twelve (12) month period, the recipient party shall execute and deliver to the requesting party an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Building or other portion of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of either party to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises (if addressed to Tenant) and an acknowledgment by such party that the statements included in the estoppel certificate in good faith are true and correct, without exception. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles, shall be certified by Tenant’s board of directors or by an officer of Tenant, and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any first mortgage or trust deed, now or hereafter in force against the Building or Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord agrees to provide Tenant, within sixty (60) days after written request by Tenant, with commercially reasonable nondisturbance agreements(s) in favor of Tenant from any ground lessors, mortgage holders or deed of trust beneficiaries under any ground lease, mortgage or deed of trust affecting the Project or any portion thereof leased by Tenant (whether now existing or coming into existence at any time after the date of execution of this Lease but prior to the expiration of the Lease Term) and in consideration of, and as a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 18. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set-offs whatsoever, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within fifteen (15) days of request by Landlord, execute such further instruments or assurances as Landlord or any mortgage holder or deed of trust beneficiary may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases or other typical provisions contained in Subordination, Non-Disturbance and Attornment Agreements. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1                           Defaults.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1                  Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due, where such failure continues for five (5) days after written notice thereof from Landlord to Tenant; or

19.1.2                  Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, if the nature of such a default is such that the same cannot be reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as is reasonably possible under the circumstances; or

19.1.3                  To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4                  The hypothecation or assignment of this Lease or subletting of the Premises in violation of Article 14 hereof; or

19.2                           Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1                  Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession of arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and subject to the liquidated damages provision set forth in Article 31 of this Lease, Landlord may recover from Tenant the following (collectively, the “1951.2 Damage Amount”):

(i)            The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)           The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)          The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)          Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, and an amortized portion (over the balance of the Lease Term compared to the term of any new lease) of any expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)           At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2                  Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

19.3                           Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4                           Form of Payment After Default.  Following the occurrence of more than two (2) monetary events of default by Tenant in any twelve (12) month period during the Lease Term, landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5                           Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6                           Efforts to Relet.  For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interest hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7                           Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (0) of ?ase Rent next due and owing (until such time as the entire amount of such ?udgment is deducted) to the extent following a foreclosure or a deed in lieu of foreclosure

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1                           Delivery of Letter of Credit.  Tenant shall deliver to Landlord, within ten (10) business days following the entry of the “Court Order,” as that term is defined in Section 29.34, below, an unconditional, clean, irrevocable letter of credit (the “L-C”) in an amount equal to Two Million Three Hundred Thousand and No/100  Dollars ($2,300,000.00); the “L-C Amount”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a Southern California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in the form of Exhibit M, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C.

21.2                           Application of Letter of Credit. Landlord shall have the immediate right to draw upon the L-C, in whole or in part and without prior notice to Tenant, other than that required under the Lease, at any time and from time to time: (i) if a default occurs under this Lease (beyond any applicable notice and cure period), or (ii) Tenant either files a voluntary petition, or an involuntary petition is filed against Tenant by an entity other than Landlord, under any chapter of the Federal Bankruptcy Code or Tenant executes an assignment for the benefit of creditors.  No condition or term of this Lease shall be deemed to render the L-C conditional, thereby justifying the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. The L-C and its proceeds shall constitute Landlord’s sole and separate property (and not Tenant’s property or, in the event of a bankruptcy filing by Tenant, property of Tenant’s bankruptcy estate) and Landlord may immediately upon any draw (and without notice to Tenant) apply or offset the proceeds of the L-C: (i) against any amounts payable by Tenant under this Lease that are not paid when due, after the expiration of any applicable notice and cure period; (ii) against all losses and damages that Landlord has suffered or may reasonably estimate that it may suffer as a result of any default by Tenant under this Lease, including any damages arising under Section 1951.2 of the California Civil Code for rent due following termination of this Lease; (iii) against any costs incurred by Landlord in connection with this Lease (including attorneys’ fees); and (iv) against any other amount that Landlord may spend or become obligated to spend by reason of Tenant’s default under this Lease but in no event in excess of amounts to which the Landlord would be entitled under the law. Provided Tenant has performed all of its obligations under this Lease, Landlord agrees to pay to Tenant within thirty (30) days after the Lease Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied as allowed above, and return the L-C to Tenant within the foregoing thirty (30) day period; provided that if prior to the Lease Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors other than Landlord, under the Federal Bankruptcy Code, or Tenant executes an assignment for the benefit of creditors, then Landlord shall not be obligated to return the L-C or any proceeds of the L-C until all statutes of limitations for any preference avoidance statutes applicable to such bankruptcy or assignment for the benefit of creditors have elapsed or the bankruptcy court or assignee, whichever is applicable, has executed a binding release releasing the Landlord of any and all liability for preferential transfers relating to payments made under this Lease, and Landlord may retain and offset against any remaining L-C proceeds the full amount Landlord is required to pay to any third party on account of preferential transfers relating to this Lease.  If Landlord draws on the L-C as permitted in this Section 21.2, then, upon demand of Landlord, Tenant shall restore the amount available under the L-C to the amount set forth in Section 21.1, above, by providing Landlord with an amendment to the L-C evidencing that the amount available under the L-C has been restored to the amount set forth in Section 21.1, above. In the alternative, Tenant may provide Landlord with cash, to be held by Landlord in accordance with this Section 21.2 in an amount equal to the restoration amount required under this Section 21.2.  Tenant shall pay all expenses, points and fees incurred by Tenant or Landlord in renewing, replacing, drawing or transferring the L-C. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (b) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or thereafter in effect, which (A) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (B) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 21.2 and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease.

ARTICLE 22

ROOF RIGHTS

Subject to all governmental laws, rules and regulations and compliance with the CC&R’s, Tenant and Tenant’s contractors (which shall first be approved by Landlord but which approval shall not be unreasonably withheld or delayed (as specified in Section 29.4 below)) shall have the nonexclusive right and access, without further payment of Rent to Landlord, to install, repair, replace, remove, operate and maintain satellite dishes and/or microwave dishes, and other radio transmitting and receiving antennae, together with all necessary cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the purpose of receiving and sending telephone and other communication signals servicing the business conducted by Tenant from within the Premises, at a location on the roof of the Building as reasonably requested by Tenant and reasonably approved by Landlord in writing; provided, however, in no event shall Tenant be permitted to use more than twenty-five percent (25%) of the space available for such Communications Equipment on the roof of the Building. Subject to the applicable restrictions below, as of April 1, 2003, Landlord hereby approves Tenant’s existing Tenant’s Communication Equipment.  Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

(i)                                     Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representations that such laws, rules and regulations permit such installation and operation. Any such installation shall be under the supervision of Landlord, by a contractor approved by Landlord and shall be installed in a lien-free manner in accordance with the provisions of this Lease.

(ii)                                  The exact size, quality, materials and aesthetics of, and any required screening for, the Communication Equipment shall be subject to Landlord’s prior written consent which shall not be unreasonably withheld or delayed. In addition, the installation, protection for roof membrane, specifications for roof penetration and flashing shall be subject to Landlord’s prior written consent, which shall not be unreasonably withheld or delayed.

(iii)                               All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and of connections to the Building’s electrical system) shall be borne by Tenant. All such Communication Equipment shall be screened to commercially reasonable standards and to prevent visual impairment. Tenant shall be responsible for the replacement, repair and maintenance, at Tenant’s sole cost and expense, of those areas on the roof of the Building surrounding Tenant’s Communication Equipment to the extent any such replacement, repair or maintenance is required by virtue of Tenant’s installation, operation or maintenance of Tenant’s Communication Equipment, notwithstanding anything to the contrary contained in this Lease.

(iv)                              Tenant shall endeavor to use the Communication Equipment so as not to cause any interference (i) with any other communications from or to the Project or (ii) to other existing tenants or occupants in the Project who may use the communication facilities located at the Project and/or related facilities.

(v)                                 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance and Tenant agrees that Landlord shall not be liable to Tenant therefor.

(vi)                              Tenant’s rights with respect to such Communication Equipment shall be personal to the Original Tenant executing this Lease and may not be assigned or transferred to, or utilized by, any other person or entity with the exception of any Permitted Affiliate (“Qualifying Transferee”); provided, however, such Qualifying Transferee’s rights with respect to Communication Equipment shall be subject to all the terms and conditions of this Article 22.  Other than Qualifying Transferees, Tenant shall not be permitted to allow any third party to use any portion of the roof for Communication Equipment or otherwise without Landlord’s consent, which shall not be unreasonably withheld.

(vii)                           Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment and all roof repairs required by the installation and maintenance of the Communication Equipment.

(viii)                        The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease with respect to such Building, Landlord may do so at Tenant’s expense.

(ix)                                Tenant hereby expressly acknowledges Landlord’s continued right (i) to itself utilize any rooftop space, and (ii) to re-sell, license or lease of any rooftop space to an unaffiliated third party; provided, however, such Landlord (or third-party) use shall not materially interfere with (or preclude the installation of) Tenant’s Communication Equipment.

ARTICLE 23

SIGNAGE

23.1                           General. Other than as contemplated by Section 23.2 below, Tenant shall have no right to install or maintain any Tenant identification signs (or any other signs, banners or other such displays) in any location on the Building or in the Project which may be visible from the exterior of the Building, except as may be approved by Landlord in writing prior to installation (which approval shall not be unreasonably withheld, and are consistent and compatible with (a) the restrictions contained in this Article 23, (b) all governmental regulations and requirements, (c) the Project’s signage criteria, a copy of which is attached hereto as Exhibit J (“Signage Criteria”), and (d) the CC&R’s.

23.2                           Tenant’s Exterior Signage Rights.

23.2.1                  Subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Tenant shall have the right, at Tenant’s sole cost and expense, to install during the Lease Term one (1) identity sign on the exterior of the Building (the “Building Top Sign”). Subject to the terms of Section 23.2.9, below, Landlord hereby approves Tenant’s current Building Top Sign.

23.2.2                  Tenant’s right to the Building Top Sign shall be personal to the Original Tenant, any Permitted Affiliate and any other assignee of Tenant’s entire interest in this Lease (collectively, “Permitted Signage Entities”) and may not be transferred to any other person or entity, except that, subject to the occupancy requirements of Section 23.2.4 below, Tenant may assign Tenant’s rights to the Building Top Sign to any Transferee occupying at least 65,000 rentable square feet of the Premises where Landlord reasonably determines that the name of the Transferee is not an “Objectionable Name,” as that term is defined below.  The term “Objectionable Name” shall mean any name that (i) relates to an entity that is of a character or reputation, or is associated with a political orientation or faction, that is inconsistent with the quality of the Project as a first-class, institutional quality office project, or which a landlord of a first-class, institutional quality office project would reasonably find to be offensive, taking into consideration the level and visibility of the Building Top Sign, or (ii) conflicts with any exclusive use covenants in other leases of space in the Project.

23.2.3                  To the extent Landlord constructs a monument sign for the Building, Tenant shall be entitled to use, on a non-exclusive basis. Tenant’s then-existing pro-rata share of such monument sign’s signage area to have its professional name and logo displayed.  Notwithstanding the foregoing, Landlord shall have the right, in Landlord’s sole and absolute discretion, in construct additional monument signs for the Project and Tenant shall have no rights in connection therewith.

23.2.4                  To the extent that (i) Tenant’s (or any other Permitted Signage Entity’s) occupancy of the Premises falls below 53,000 rentable square feet of the Premises, (ii) Tenant has been in default under the Lease (beyond any applicable notice and cure periods) more than once during the immediately preceding twelve (12) months, or (iii) Tenant is in default of the Lease pursuant to the terms and conditions of Section 19.1.3, above, then upon notice to Tenant, Tenant’s right to the Building Top Sign shall terminate and Tenant shall remove such sign in accordance with Section 23.2.8 below.

23.2.5                  Any utility costs for illuminated signs shall be charged to Tenant pursuant to Article 6.

23.2.6                  Notwithstanding the foregoing, Landlord hereby reserves and retains the right to identify Landlord (or its successor) as owner and/or manager of the Project on monument signage and at the entry to the Building.

23.2.7                  Tenant’s Building Top Sign shall remain on the west elevation of the Building in such Building Top Sign’s current location.  The Building Top Sign shall be maintained, at the sole cost and expense of Tenant, pursuant to a maintenance program approved by Landlord.

23.2.8                  Tenant shall, at Tenant’s sole cost and expense (subject to Landlord’s supervision, but without charge to Tenant for such supervision), cause the Building Top Sign to be removed and the Building to be restored to the condition existing prior to the placement of such Building Top Sign(reasonable wear and tear excepted) at the expiration or earlier termination of this Lease (or such earlier time as Tenant elects or is required to remove any such Building Top Sign).  If Tenant fails to remove Building Top Sign and restore the Building as provided above within thirty (30) days following Landlord’s demand therefor, then Landlord may perform such work and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within fifteen (15) days following Landlord’s delivery to Tenant of an invoice therefor.

23.2.9                  Notwithstanding anything in this Article 23 to the contrary, Landlord shall be permitted to install (or permit to be installed) one (1) other building top sign on the Building in Landlord’s sole and absolute discretion.  To the extent that Tenant’s Building Top Sign should need to be reduced in size in order to accommodate such other building top sign, Landlord shall have the right, upon prior written notice to Tenant and at Landlord’s sole cost and expense, to cause Tenant’s Building Top Sign to be reduced in size (but in no event to less than a total of 100 square feet in size).

23.3                           Tenant’s Interior Signage Rights. A building directory will be installed by Landlord, at Landlord’s sole cost and expense, and shall be located in the lobby of the Building (“Directory Board”). Tenant shall be entitled to its Building pro-rata share of the space on such Directory Board. In addition, Tenant shall have the right to use Tenant’s pro-rata share of the available signage area on the signage wall in the Building Lobby (the “Signage Wall”). In no event shall Landlord install (or allow to be installed) any tenant’s signage on such Signage Wall to the extent such tenant occupies less than one-half (1/2) of a full-floor of the Building. Tenant acknowledges and agrees that notwithstanding anything to the contrary in the Existing Lease, that consistent with the multi-tenant nature of the Building, except to the extent set forth herein, all Tenant signage currently located in the Building Lobby shall be removed by Tenant, at Tenant’s sole cost and expense, and any additional Tenant signage located and or installed in the Building Lobby (“Tenant’s Lobby Signage”) shall be subject to Landlord’s reasonable approval and the Signage Criteria, and, to the extent that Tenant’s Lobby Signage should need to be moved and/or reduced in size or number in order to accommodate the multi-tenant nature of the Building, as reasonably determined by Landlord, Landlord shall have the right, upon prior written notice to Tenant and at Landlord’s sole cost and expense, to move and/or reduced in size or number Tenant’s Lobby Signage; provided however, in no event shall Landlord install (or permit to be installed) any “eyebrow” signage other than Tenant’s in the east elevation portion of the Building Lobby. Tenant shall also have the right to install other signage identifying Tenant within the Premises, including, but not limited to, one (1) sign identifying Tenant’s Premises, which signage shall be in compliance with the Signage Criteria.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of (i) structural changes to the Building or (ii) changes to the Building’s life safety system, or (iii) any capital improvements to the Project the requirement of which is not related to

Tenant’s particular use of the Premises or Alterations made by Tenant.  Compliance with the items described in subsections (i), (ii) and (iii) above shall be Landlord’s responsibility and shall, subject to the terms of Article 4 above, be included in Operating Expenses. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord hereby warrants to Tenant that the Building shall be in compliance with the requirements of the Americans With Disabilities Act (“ADA”)  and California Administrative Code Title 24 (“Title 24”) in effect at the time Landlord obtains the certificate of occupancy (or its equivalent) for the Base, Shell and Core; provided, however, that if the requirements of ADA and/or Title 24 change after the date upon which Landlord obtains the permit for the initial construction of the Building and Landlord is not required by law to comply with such change, Landlord shall not be in violation of this provision so long as Landlord not making such change does not increase the cost of construction of the Tenant Improvements or delay the construction of the Tenant Improvements.  Landlord will be fully responsible for making all alterations and repairs to the Building, at Landlord’s cost (which shall not be included in Operating Expenses) resulting from or necessitated by the failure of Landlord or Landlord’s contractors to comply with the foregoing ADA and Title 24 warranty. The obtaining of a Certificate of Occupancy by either Landlord or Tenant permitting Tenant occupy the Building shall be prima facia evidence that Landlord has complied with the foregoing requirements of this Article 24 (“Requirements”) as of the date of such Certificate of Occupancy, unless refuted or reversed by any applicable governmental authorities.  However, notwithstanding anything to the contrary contained in this Article 24.  Tenant, at Tenant’s sole cost and expense, shall promptly make all repairs, replacements, alterations or improvements needed to comply with the Requirements to the extent that the Requirements relate to or are triggered by (a) Tenant’s particular use of the Building for other than general office use, or (b) any Alterations made to the Building by Tenant.

ARTICLE 25

LATE PAYMENTS

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days alter the date they are due shall bear interest from the date when due until paid at a rate per annum (“Interest Rate”) equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT;
PAYMENTS BY TENANT

26.1                           Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent.  If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant (except in the case of an emergency), make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2                           Tenant’s Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures reasonably made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants (but as to prospective tenants, only during the last twelve (12) months of the initial Lease Term), or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Tenant shall be offered an opportunity to accompany Landlord in connection with any such entry and Landlord shall use reasonable efforts to comply with Tenant’s security procedures in connection with such entry (except that these restrictions shall not apply in the case of an emergency where Tenant is not available to accompany Landlord). Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent so long as Tenant can continue to occupy and use any affected portion of the Premises for the same business purposes as Tenant had been using such affected portion prior to Landlord’s entry, and Landlord may take such reasonable steps as required to accomplish the stated purposes, provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to not materially and adversely interfere with Tenant’s normal business functions. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby except any claims arising out of Landlord’s gross negligence or willful misconduct. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated from time to time in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

Commencing on the Effective Date, Tenant shall have the right, at no cost to Tenant during the initial Lease Term to the use of the number of parking permits set forth in Section 9 of the Summary, which parking permits shall pertain to the Project parking facilities. Such parking permits shall permit Tenant and its employees and invitees to use, on a nonexclusive basis, together with other tenants and their respective employees and invitees, any undesignated, unreserved spaces available in only those parking areas designated in the CC&R’s Parking Plan as Section 6 (the “Parking Structure”) and Section 7 (the surface parking areas between Buildings 2-5 and the Parking Structure), and no others. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Project parking facility by Tenant. Tenant shall abide by the CC&R’s Parking Plan and all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility (including without limitation those attached hereto as Exhibit D). provided that Landlord shall not prescribe any other rules and regulations which unreasonably and adversely affect Tenant’s use of the Project parking facility. Such rules and regulations shall provide that Tenant shall pay Landlord’s then current nominal charge for any replacement of any Tenant parking pass card, if any, which is lost, stolen, damaged or destroyed. Tenant understands and agrees that, pursuant to the CC&R’s, other owners of adjacent property to the Project have been or will be granted reciprocal rights of access and parking over certain portions of the Project as more particularly set forth in the CC&R’s; provided, however, the use of the parking structure will be limited to tenants of the Project. Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily restrict access to the Project parking facility for purposes of permitting any such construction, alteration or improvements so long as Landlord takes all reasonable measures to minimize any disruption to Tenant’s use or access of the Project parking facilities for the duration of any such construction, alteration or improvements. Notwithstanding the foregoing, Landlord may, without Tenant’s prior, written approval, make such changes to the Project parking facilities to the extent such changes are mandated by any applicable governmental law, rule or regulation or any changes to any governmental law, rule or regulation. If Landlord is forced to relocate Tenant’s parking off site of the Project parking facility, any such relocation shall be temporary and Landlord shall use commercially reasonable efforts to cause such relocation to be within a reasonable walking or shuttle distance of the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. Tenant’s parking permits under this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such privileges may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval other than on a pro rata basis to Permitted Affiliates. Tenant’s invitees and guests may use parking spaces in such parking (limited to the Section 6 and Section 7 parking areas designated in the CC&R’s Parking Plan) facility which are not allocated or reserved for Tenant or other occupants or visitors of the Building or Project on a first-come, first-serve basis. The parking permits allocated to Tenant are not for long term (i.e., more than ninety-six (96) hours) storage of automobiles, and are not for short or long term storage of boats, trailers, recreational vehicles, motorcycles or other vehicles or equipment.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1                           Binding Effect.  Subject to all other provisions of this Lease, each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2                           Modification of Lease/Memorandum of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way change the rights and obligations of Tenant hereunder (as reasonably determined by Tenant), then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor.  Landlord agrees to pay to Tenant, within, thirty (30) days after invoice, any reasonable attorneys’ fees incurred by Tenant in connection with any modification to this Lease executed by Tenant pursuant to the immediately preceding sentence.  Should Landlord or any such prospective mortgagee or ground lessor request execution of a short form Memorandum of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute and deliver such short form Memorandum of Lease to Landlord within twenty (20) days following the request therefor.

29.3                           Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease for obligations accruing after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations to be performed hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to the holder of any mortgage or deed of trust as additional security, but agrees that an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.4                           Consents by the Parties.  The parties intend that whenever Landlord’s or Tenant’s consent or approval is expressly or impliedly required by any provision of this Lease, the consent or approval may not be unreasonably or arbitrarily withheld, conditioned or delayed; and on the contrary, shall be approved or disapproved by a party acting in a commercially reasonable manner.  Notwithstanding anything to the contrary contained in this Lease, except as expressly provided in Section 14.2 above, an action for declaratory judgment or specific performance shall be Tenant’s or Landlord’s sole right and remedy in any dispute as to whether Tenant or Landlord has breached this Section 29.4 concerning a consent or approval.

29.5                           Captions.  The captions of articles and sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such articles and sections.

29.6                           Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.7                           Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.8                           No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all. On the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.9                           Construction.  Should any provision of this Lease require interpretation by a court of law, it is agreed that the court interpreting or construing this Lease shall not apply a presumption that the terms shall be more strictly construed against one party who by itself or through its agents prepared this document.

29.10                     Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements arid understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall he used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.11                     Right to Lease.  Subject to Tenant’s rights hereunder, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project, provided that Landlord shall lease space in the Project only to tenants who are consistent with the quality of the Project as a first-class, institutional quality office project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.12                     Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.13                     Notices.  All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by (i) United States certified or registered mail, postage prepaid, return receipt requested, (ii) nationally recognized and reputable overnight courier (e.g.. Federal Express and Network Courier), or (iii) delivered personally. Notice shall be sent to Landlord or Tenant at the following addresses, or to such other firm or to such other place as Landlord or Tenant may from time to time designate in a Notice to the other party;

if to Landlord:	Kilroy Realty Company
12200 W. Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Jeffrey Hawken
Facsimile: (310)481-6540
Telephone; (310) 481-8400

and

Kilroy Realty
3811 Valley Centre Drive, Suite 300
San Diego, California 92130
Attention: Asset Manager
Facsimile: (858) 523-0330
Telephone; (310) 523-0300

and

Allen, Matkins, Leek, Gamble & Mallory
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention; Anton N. Natais, Esq.
Facsimile: (310) 788-2410
Telephone: (310) 788-2400

if to Tenant:	Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention; Director, Global Real Estate and Facilities
Facsimile: (858) 430-3983
Telephone: (858) 481-5000

and

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
Attention; General Counsel
Facsimile: (858) 480-3989
Telephone: (858) 481-5000

and

Gray Cary Ware A, Freidenrich LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
Attention: Joseph Delaney, Esq.

Facsimile: (858) 677-1477
Telephone; (858) 677-1400

and

Pachulski, Stang, Ziehl, Young, Jones & Weintraub, P.C.
10100 Santa Monica Boulevard, Suite 1100
Los Angeles, California 90067
Attention: Linda Kirios, Esq.
Jeremy V, Richards, Esq.
Facsimile: (310)201-0760
Telephone: (310) 277-6910

Any Notice will be deemed given on the date which is three (3) business days after the date it is mailed as provided in this Section 29.13, the next business day if sent by overnight courier, or upon the date personal delivery is made or refused. If Tenant is notified of the identity and address of the holder of any deed of trust or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given the same opportunity to cure such default as is available to Landlord, prior to Tenant’s exercising any remedy available to Tenant.

29.14                     Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.15                     Authority.  Upon the entry of the Bankruptcy Court order referenced in Section 29-34, below, if Tenant is 11 corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.  If only one (1) officer executes this Lease for Tenant, Tenant agrees to provide to Landlord evidence reasonably satisfactory to Landlord confirming the authority of the signing officer of Tenant to bind Tenant to this Lease.

29.16       Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (l)THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, AND (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION (FOR UNLAWFUL DETAINER OR OTHERWISE) BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES.

29.17                     Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant, and the Effective Date has occurred.

29.18                     Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that they know of no real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party.

29.19                     Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as expressly set forth in this Lease; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord.

29.20                     Intentionally Omitted.

29.21                     Transportation Management.  Tenant shall fully comply with all present or future mandatory programs imposed by statute or ordinance intended to manage parking, transportation or traffic in and around the Project or Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. If any of the foregoing are not imposed by statute or ordinance, Tenant may participate, in its discretion, on a voluntary basis. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Buildings or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees. Tenant shall be entitled to the benefit of any governmental incentives (financial or in-kind) available or otherwise offered to induce compliance with such programs to the extent such incentives arc applicable to Tenant’s implementation of any such programs.

29.22                     No Discrimination.  Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following Conditions; that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.23                     Hazardous Material.  For purposes of this Lease, the following definitions shall apply: “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbia1 matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity, “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to a) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.2.3.1         Compliance with Environmental Laws.  Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the terms and conditions of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”), Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.

23.23.2            Landlord’s Right of Environmental Audit.  Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials caused by Tenant in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials by Tenant at, upon, under or within the Premises, or to comply with any Environmental Laws, with which are Tenant’s responsibility to comply, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, hut not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent, if it is determined that Tenant has violated or permitted any violations.

29.23.3            Indemnifications.  Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Landlord or a Landlord Party.  Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.

29.24                     Development of the Project.

29.24.1            Subdivision.  Tenant acknowledges that the Project has been, or is in the process of being, subdivided. Landlord reserves the right to further subdivide all or a portion of the buildings and Common Areas in the Project. Tenant agrees to execute and deliver, within ten (10) days after demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps in connection therewith provided Tenant shall not be required to incur any cost, undue burden or diminution of Tenant’s rights hereunder in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas of the Project by an entity other than Landlord shall not affect the calculation of Direct Expenses or Tenant’s payment of Tenant’s Share of Direct Expenses.

29.24.2            The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) arc Owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (iii) for the allocation of a portion of the Project Expenses to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (iv)for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (v) for any other matter which Landlord deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.24.3            Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction, provided that Landlord shall take all reasonable measures to minimize any interference or disruption to Tenant’s use of the Premises.

29.25                     Landlord Exculpation.  It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord from and after Landlord’s Substantial Completion of the Building and delivery of the same to Tenant in accordance with Landlord’s obligations under this Lease, shall be limited solely and exclusively to the lesser of (a) the equity interest of Landlord in the Project or (b) the equity interest Landlord would have in such Project if such Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project, except to the extent any such claims and liability are covered by insurance carried by Landlord. None of Landlord’s constituent members, owners, partners or subpartners, shall have any liability far the obligations of Landlord under this Lease, and Tenant, on behalf of itself and all persons claiming by, through or under Tenant, hereby expressly waives and releases such members, owners, partners and subpartners from any and all liability.

29.26                     Waiver of Redemption by Tenant.  Tenant hereby waives for Tenant and for all those claiming under Tenant, all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.27                     Attorneys’ Fees.  If cither party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.28                     Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at underground locations in the Project in or serving the Premises, provided that (i) Tenant shall use an experienced and qualified contractor approved in writing by Landlord (which approval shall not be unreasonably withheld or delayed), and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of conduits for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) conduits for the Lines therefor (including riser cables unless originally installed by Landlord) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, and (v) Tenant shall pay all costs in connection therewith (except that Tenant shall have no obligation to remove any Lines between the Buildings upon the expiration or earlier termination of this Lease). However, Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.29                     No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.30                     Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.31                     Confidentiality. Except as expressly provided herein below, Landlord and Tenant acknowledge that the content of this Lease and any related documents are confidential information. Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) their financial, legal, and space planning consultants, (ii) as may be required by any public reporting requirements applicable to Landlord or Tenant or any of their respective affiliates, (iii) in connection with press releases, analyst calls and similar matters related to the announcement of quarterly or annual operating results for Landlord or their respective affiliates, and (iv) as may be required by any applicable governmental law, rule or regulation. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the document comprising this Lease shall be a public record attached to Tenant’s Bankruptcy Court filings, and in connection therewith, shall not be confidential; provided, however, any modifications or amendments to this Lease entered into after the Effective Date and which are not required to be made part of the public record by the Bankruptcy Court shall be kept confidential as set forth in this Section 29.31.

29.32                     Disclosures and Mutual Release.  Tenant acknowledges that Landlord has advised Tenant (i) that an earthquake fault may be located under a portion of the Project, and (ii) of the proximity of the Project to the Miramar military air base’s vectored departure corridors and the potential overflights and associated noise generated by various military aircraft in the area. Landlord and Tenant hereby mutually release, acquit and discharge each other from any and all Claims which either party may have against the other party arising out of or in connection with (a) any earthquake affecting all or any portion of the Project (subject to Landlord’s and Tenant’s rights and obligations under Article 11 above), and (b) any such overflights and associated noise.

29.33                     Central Security Office.  Landlord and Tenant hereby acknowledge that Building 2 contains, on the ground floor, an approximately 145 square foot room commonly known as the “Central Security Office,” which operates as the centralized point from which the coordinated security systems of the Project are operated. Landlord and Tenant acknowledge and agree that prior to the Effective Date of this Lease, auth Central Security Office formed a portion of Tenant’s premises under the terms of the Existing Lease, and that such Central Security Office was licensed by Landlord from Tenant pursuant to the terms of that certain Central Security Office License Agreement, dated as of January 17, 2003, by and between Landlord and Tenant (the “License Agreement”).  Effective as of the Effective Date, the License Agreement shall terminate and be of no further force or effect, and, except as set forth in this Section 29.33, Landlord and Tenant shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the License Agreement.  In connection therewith, Landlord and Tenant further acknowledge and agree that as of the Effective Date of this Lease, the Central Security Office shall deemed to be Building Common Area; provided, however. Tenant shall retain “Access Rights” to such Central Security Office. For purposes of this Lease, the term “Access Rights” shall mean the right of Tenant, its employees and agents, to be provided with occasional, limited and supervised access to, and usage of, those certain security system elements and/or components which are located within the Central Security Office and which affect or are related to the internal security requirements of the Premises; provided, however, that such access and/or usage rights shall only apply to the extent the same do not materially interfere (in Landlord’s reasonable judgment) with the security services then being provided to other tenants of the Building or Project (as opposed to Tenant). In connection therewith, Landlord and Tenant agree to execute (and deliver to Landlord within three (3) business days following the Effective Date) a Bill of Sale in the form set forth on Exhibit K attached hereto whereby those certain items of personal property owned by Tenant and located in, or used in connection with, the Central Security Office (collectively, the “Personal Property”) shall be transferred to Landlord, except for the Removable Property.

29.34                     Effectiveness.  The terms and conditions of this Lease, and the obligations of the parties hereunder, are expressly conditioned upon the entry by the Bankruptcy Court of a final, immediately effective and nonappealabte order (the “Court Order”) that: (i) expressly approves this Lease; (ii) assumes the Existing Lease, as amended and restated by this Lease; (iii) authorizes and directs Tenant to enter into that certain Third Amendment to Office Lease (Building 5), dated as of April 1, 2003, by and between Landlord and Tenant (the “Third Amendment”); (iv) rejects the Building 5 Lease effective as of August 28, 2003 (provided that

Tenant shall be permitted to reject such Building 5 Lease prior to August 28, 2003, by providing written notice thereof to the Bankruptcy Court and Landlord, but in no event shall Tenant be permitted to reject such Building 5 Lease any earlier than My 31, 2003), except to the extent any space within Building 5 has previously been surrendered to Landlord pursuant to the terms of the Third Amendment; (v) approves the final allowance of the Landlord Claims in accordance with Articlc.30, below; and (vi) grants; Landlord limited relief from the automatic stay to exercise its rights under the Third Amendment. In the event that such Court Order has not been obtained on or before December 31, 2003 (the “Outside Approval Date”), this Lease shall be null and void and of no further force or effect.

29.35                     Bill of Sale for FF&E on the Fourth (4th) and Fifth (5th) floors of Building.  Landlord and Tenant acknowledge that Tenant owns certain items of fixtures, furnishings and equipment currently located on or used in connection with the fourth (4th) and fifth (5th) floors of the Building (the “FF&E”). Tenant has agreed to transfer such FF&E to Landlord, and therefore Tenant acknowledges and agrees that in addition to the Bill of Sale regarding personal property in the Central Security Office, us set forth in Section 29.33, above, Tenant shall execute and deliver to Landlord within three (3) business days following the Effective Date (or, to the extent there is a Permitted Holdover Period in accordance with the terms and conditions of Section 1.3, above, within three (3) business days following the expiration of such Permitted Holdover Period) a Bill of Sale for such FF&E in the form attached hereto as Exhibit N.

ARTICLE 30

SETTLEMENT OF LANDLORD CLAIMS

30.1                           Landlord’s Allowed Claim.  Upon the entry of the Court Order, the Landlord Claims shall be deemed to be a fully and finally allowed general unsecured claim against Tenant and its bankruptcy estate in the amount of aggregate $30,467,462.00, which claim shall not be subject to any defense or right of offset by Tenant, its bankruptcy estate, or any other party.

30.2                           Release of Landlord.  Tenant hereby releases, acquits, and forever discharges, both for itself, its bankruptcy estate and its successors and assigns, Landlord and its subsidiaries and affiliates, and their present and former agents, successors, employees, and attorneys from any and all claims, defenses, rights of offset, or causes of action of any nature whatsoever, whether in contract or in tort, at law or in equity, known or unknown, including any cause of action or rights under section 544, 545, 546, 547, 548, 549, 550 and 502(d) of the Bankruptcy Code, and al1 reasonable attorneys fees and cost incurred relating thereto, relating to, pertaining to or affecting the Landlord Claims or constituting an offset to in any way reduce the Landlord Claims; provided, however, that nothing herein shall be deemed to release any covenants, obligations, or agreements undertaken under or pursuant to this Agreement.

30.3                           Waiver of 1542.  To the extent released pursuant to the terms of Section 30.2, above. Tenant expressly waives the provisions of California Civil Code Section 1542, which provides;

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE
MATERIALLY AFFECTED HIS SETTLEMENT WITH THE
DEBTOR,”

Tenant has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.

ARTICLE 31

LIQUIDATED DAMAGES

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN SECTION 19.2.1 (i)-(v) OF THIS LEASE, AS THE SAME RELATES TO THE CALCULATION OF LEASE TERMINATION DAMAGES PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1951.2, TO THE EXTENT THAT THIS LEASE IS TERMINATED

AS A RESULT OF A TENANT DEFAULT UNDER THE TERMS OF THIS LEASE OCCURRING ON OR BEFORE THE SECOND (2ND) ANNIVERSARY OF THE EFFECTIVE DATE, THEN TENANT SHALL BE OBLIGATED TO PAY LANDLORD AN AMOUNT EQUAL TO NINE MILLION ONE HUNDRED FORTY THOUSAND TWO HUNDRED THIRTY-NINE AND NO/100 DOLLARS (59,140,239.00) AS LIQUIDATED DAMAGES FOR SUCH 1951.2 DAMAGE AMOUNT, LANDLORD AND TENANT HEREBY ACKNOWLEDGE AND AGREE THAT DUE TO THE NATURE OF THE LANDLORD CLAIMS AND THE PROPOSED SETTLEMENT OF SUCH CLAIMS AS PROVIDED FOR IN THIS LEASE (SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, ARTICLE 30 HEREOF), IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN (AND CALCULATE PURSUANT TO SECTION 19.2.1 OF THIS LEASE, ABOVE) THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF SUCH TERMINATION OF THIS LEASE, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS ARTICLE 31 REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH TERMINATION OF THIS LEASE AND THE RECEIPT OF SUCH LIQUIDATED DAMAGES SHALL BE LANDLORD’S SOLE REMEDY WITH REGARD TO LEASE TERMINATION DAMAGES, PROVIDED, HOWEVER, THAT THIS ARTICLE 31 SHALL NOT LIMIT LANDLORD’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT LANDLORD’S RIGHTS AND TENANT’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (SPECIFICALLY INCLUDING. BUT NOT LIMITED TO, TENANT’S RESTORATION, INDEMNIFICATION AND REIMBURSEMENT OBLIGATIONS PURSUANT TO ARTICLE 8 AND SECTIONS 10.1 AND 26.2 OF THIS LEASE, RESPECTIVELY, WHICH SHALL, FOR PURPOSES OF THIS ARTICLE 31. BE DEEMED TO BE SEPARATE AND APART FROM TERMINATION DAMAGES). THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS ARTICLE 31.

TENANTS INITIALS:	[ILLEGIBLE]

LANDLORD’S INITIALS:	[ILLEGIBLE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written to be effective on the Effective Date.

“LANDLORD”:	KILROY REALTY, L.P.,
a Delaware limited partnership

	By:	Kilroy Realty Corporation,
a Maryland corporation
General Partner

		By:	/s/ Steve Scott
		Name:	Steve Scott
			Its:	Senior Vice President

		By:	/s/ Jeffrey C. Hawken
		Name:	JEFFREY C. HAWKEN
			Its:	EXECUTIVE VICE PRESIDENT CHIEF OPERATING OFFICER

“TENANT”:	PEREGRINE SYSTEMS, INC.,
a Delaware corporation

	By:	Gary G. Greenfield
CEO
[Print Name and Office of Person Signing]

	By:	Ken Sexton
CFO
[Print Name and Office of Person Signing]